UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Chemed Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 21, 2012

The Annual Meeting of Stockholders of Chemed Corporation will be held at The Queen City Club, 331 East Fourth Street, Cincinnati, Ohio, on May 21, 2012, at 11:00 a.m. Eastern Time for the following purposes:

(1)	To elect directors;

(2)	To ratify the selection of independent accountants by the Audit Committee of the Board of Directors;

(3)	To hold an advisory vote to approve executive compensation; and

(4)	To transact any other business properly brought before the meeting.

The above matters are described in the Proxy Statement accompanying this Notice.  You are urged, after reading the Proxy Statement, to vote your shares by proxy using one of the following methods:  (a) complete, sign, date and return your proxy card in the postage-paid envelope provided or (b) vote by telephone or vote via the Internet using the instructions on your proxy card.  Voting instructions are described in more detail in the Proxy Statement.

Your vote is extremely important.  If you have any questions or require any assistance with voting your shares, please contact the Board of Directors’ proxy solicitor:

Innisfree M&A Incorporated
Stockholders May Call Toll-Free:  (888) 750-5834
Banks and Brokers May Call Collect:  (212) 750-5833

Stockholders of record at the close of business on March 30, 2012, are entitled to notice of, and to vote at, the Annual Meeting.

Naomi C. Dallob
Secretary

April 5, 2012

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation by the Board of Directors (the “Board” or the “Board of Directors”) of Chemed Corporation (the “Company” or “Chemed”) of proxies to be used at the Annual Meeting of Stockholders of the Company to be held at 11:00 a.m. Eastern Time at The Queen City Club, 331 East Fourth Street, Cincinnati, Ohio, on May 21, 2012 (the “Annual Meeting”), and any adjournments or postponements thereof.  The Company’s mailing address is 255 East Fifth Street, Suite 2600, Cincinnati, Ohio 45202-4726.  The approximate date on which this Proxy Statement and the enclosed proxy card are first being given or sent to stockholders is April 5, 2012.

The Board unanimously recommends that you vote FOR the election of each of the Board’s nominees named on the proxy card accompanying this Proxy Statement.  Please read “How to Vote” for more information on how to vote your proxy.

STOCKHOLDERS ENTITLED TO VOTE

Stockholders as recorded in the Company’s stock register on March 30, 2012 will be entitled to notice of and may vote at the Annual Meeting or any adjournments or postponements thereof.  On such date, the Company had outstanding 19,229,358 shares of capital stock, par value $1 per share (“Capital Stock”), entitled to one vote per share.  The list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purpose relevant to the meeting during normal business hours for 10 days before the meeting at the Company’s office in Cincinnati.  The list will also be available during the meeting for inspection by stockholders.

QUORUM

The Company’s bylaws provide that at all meetings of stockholders, the holders of record, present in person or by proxy, of shares of Capital Stock having a majority of the voting power entitled to vote thereat, is necessary and sufficient to constitute a quorum for the transaction of business.  Abstentions, withheld votes and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present.  Broker shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present.

Your vote is important – we urge you to vote by proxy even if you plan to attend the Annual Meeting.

HOW TO VOTE; SUBMITTING YOUR PROXY; REVOKING YOUR PROXY

You may vote your shares either by voting in person at the Annual Meeting or by submitting a completed proxy.  By submitting a proxy, you are legally authorizing another person to vote your shares.  The enclosed proxy card designates Messrs. McNamara and Walsh to vote your shares in accordance with the voting instructions you indicate on your proxy card.

If you submit your executed proxy card designating Messrs. McNamara and Walsh as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, then your shares will be voted by these individuals in accordance with the Board’s recommendations, which are described in this Proxy Statement.  In addition, if any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this Proxy Statement), then each of these individuals will have the authority to vote your shares on those other matters in accordance with his or her discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this Proxy Statement.

We urge you to vote by doing one of the following:

●
Vote by Mail:  You can vote your shares by mail by completing, signing, dating and returning your proxy card in the postage-paid envelope provided.  In order for your proxy to be validly submitted and for your shares to be voted in accordance with your instructions, we must receive your mailed proxy card by 11:59 p.m. Central Time on May 20, 2012.

●
Vote by Telephone:  You can also vote your shares by calling the number (toll-free in the United States and Canada) indicated on your proxy card at any time and following the recorded instructions.  If you submit your proxy by telephone, then you may submit your voting instructions up until 11:59 p.m. Central Time on May 20, 2012.  If you are a beneficial owner, or you hold your shares in “street name” as described below, please contact your bank, broker or other holder of record to determine whether you will be able to vote by telephone.

●
Vote via the Internet:  You can vote your shares via the Internet by going to the Web site address for Internet voting indicated on your proxy card and following the steps outlined on the secure Web site.  If you submit your proxy via the Internet, then you may submit your voting instructions up until 11:59 p.m. Central Time on May 20, 2012. If you are a beneficial owner, or you hold your shares in “street name”, please contact your bank, broker or other holder of record to determine whether you will be able to vote via the Internet.

Please let us know whether you plan to attend the Annual Meeting by marking the appropriate box on your proxy card or by following the instructions provided when you submit your proxy by telephone or via the Internet.

If your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in the Company’s register of stockholders. Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. Your nominee is required to vote your shares in accordance with your instructions.  If you do not give instructions to your nominee, your nominee will be entitled to vote your shares with respect to “discretionary” items but will not be permitted to vote your shares with respect to “non-discretionary” items (your shares are treated as “broker non-votes”).

Your proxy is revocable.  If you are a stockholder of record, after you have submitted your proxy card, you may revoke it by mail by sending a written notice to be delivered before the Annual Meeting to the Company’s Secretary at 255 East Fifth Street, Suite 2600, Cincinnati, Ohio 45202-4726.  If you wish to revoke your submitted proxy card and submit new voting instructions by mail, then you must sign, date and mail a new proxy card with your new voting instructions, which we must receive by 11:59 p.m. Central Time on May 20, 2012. If you are a stockholder of record and you voted your proxy card by telephone or via the Internet, you may revoke your submitted proxy and/or submit new voting instructions by that same method, which must be received by 11:59 p.m. Central Time on May 20, 2012. You also may revoke your proxy card by attending the Annual Meeting and voting your shares in person. Attending the Annual Meeting without taking one of the actions above will not revoke your proxy. If you are a beneficial owner, or you hold your shares in “street name” as described above, please contact your bank, broker or other holder of record for instructions on how to change or revoke your vote.

Your vote is very important to the Company.  If you do not plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your completed proxy card prior to the Annual Meeting in accordance with the above instructions so that your shares will be represented and voted in accordance with your instructions.  Even if you plan to attend the Annual Meeting in person, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

You are entitled to attend the Annual Meeting only if you are a stockholder of record or a beneficial owner as of the close of business on March 30, 2012, or if you hold a valid proxy for the meeting.  You should be prepared to present photo identification for admission.

If your shares are held in “street name”, in order for you to attend the Annual Meeting, you must bring a letter or account statement showing that you beneficially own the shares held by your nominee, as well as proper photo identification.  Note that even if you attend the Annual Meeting, you cannot vote the shares that are held by your nominee unless you have a proxy from your nominee.  Rather, you should vote your shares by following the instructions provided on the enclosed proxy card and returning the proxy card to your nominee to ensure that your shares will be voted on your behalf, as described above.

If you have questions or require any assistance with voting your shares, please contact the Board’s proxy solicitor, Innisfree M&A Incorporated at:

Innisfree M&A Incorporated
Stockholders May Call Toll-Free:  (888) 750-5834
Banks and Brokers May Call Collect:  (212) 750-5833

ELECTION OF DIRECTORS

In the election of directors, every stockholder has the right to vote each share of Capital Stock owned by such stockholder on the record date for as many persons as there are directors to be elected.  Ten directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.  Cumulative voting is not permitted.  To be elected, a nominee must receive a plurality of the votes cast at the Annual Meeting.  Only votes cast FOR a nominee will be counted.  Abstentions, votes withheld and broker non-votes will be excluded entirely from the vote.

NOMINEES

Unless otherwise indicated by your proxy card, if you return a validly completed and executed proxy card or vote your proxy card by telephone or via the Internet, your shares will be voted FOR the nominees named below.  Each of the nominees named below is a current director standing for re-election, and each was elected at the Annual Meeting of Stockholders held on May 16, 2011.  As of the date of this Proxy Statement, the Board has no reason to believe that any of the nominees named below will be unable or unwilling to serve.  Each nominee named below has consented to being named in this Proxy Statement and to serve if elected.

The following paragraphs provide information as of the date of this proxy statement about each nominee.  The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions.  Candidates shall have substantial experience or shall have achieved a high level of distinction in their fields.  Certain individual qualifications and skills of our nominees that contribute to the Board’s effectiveness as a whole in performing its oversight responsibilities are described below.

Kevin J. McNamara Director since 1987 Age: 58
Mr. McNamara’s experience, qualifications, attributes and skills include serving as President and Chief Executive Officer of the Company.   He has held these positions since August 1994 and May 2001, respectively.  Previously, he served as Executive Vice President, Secretary and General Counsel from November 1993, August 1986 and August 1986, respectively, to August 1994.

Joel F. Gemunder Director since 1977 Age: 72
Mr. Gemunder’s experience, qualifications, attributes and skills include having served as President and Chief Executive Officer of Omnicare, Inc., Covington, Kentucky (healthcare products and services) (“Omnicare”).  Omnicare is a leading provider of pharmaceutical care for seniors serving more than 1.4 million residents of skilled nursing, assisted living, and other healthcare facilities in 47 states and Canada. He retired from these positions in August 2010, having served since May 1981 and May 2001, respectively.  Omnicare is a former equity investee of the Company that became a publicly owned corporation in 1981 and has not been a Chemed affiliate since at least 1996.  He is also a director of Ultratech Stepper, Inc. (advanced packaging and laser processing, San Jose, California) and was a director of Omnicare until his August 2010 retirement.

Patrick P. Grace Director since 1996 Age: 56
Mr. Grace’s experience, qualifications, attributes and skills include serving in various executive positions at W.R. Grace & Co. from 1977 to 1995, most recently as President and CEO of Grace Logistics, Inc.  He is now the co-founder and managing Principal of Apollo Philanthropy Partners, L.L.C., New York, New York (philanthropic advisory services).  He has held that position since October 2008.  From 1996 to 2010 he served as President of MLP Capital, Inc., New York, New York, an investment holding company which has had several real estate and mining interests in the southeastern United States.  From January 2002 to August 2002, Mr. Grace was also President and Chief Executive Officer of Kingdom Group, LLC (“Kingdom”), New York, New York (a provider of turnkey compressed natural gas fueling systems), which filed for bankruptcy January 2002, and he was Executive Vice President of Kingdom from August 1999 to December 2000.  He also serves as a director of TONIX Pharmaceuticals, Inc. (drug development).  He earned a Master’s of Business Administration degree in finance from Columbia University.

Thomas C. Hutton Director since 1985 Age: 61
Mr. Hutton’s experience, qualifications, attributes and skills include serving as a Vice President of the Company.  He has held this position since February 1988.  Previously, Mr. Hutton, who has a J.D. and Master’s of Public Administration degree from Cornell University, practiced corporate law in New York concentrating in securities and regulatory law from 1977 to 1987.  He served as a director of Omnicare from May 1983 to May 2001.  Currently Mr. Hutton serves as a trustee on three private foundations including the Chemed Foundation.

Walter L. Krebs Director from May 1989 to April 1991, May 1995 to May 2003 and since May 2005 Age: 79
Mr. Krebs’ experience, qualifications, attributes and skills include having served as Senior Vice President-Finance, Chief Financial Officer and Treasurer of Service America Systems, Inc. (home and service warranties), a then-wholly owned subsidiary of the Company (“Service America”).  He retired from this position in July 1999, having held the position since October 1997.  Previously, he was a Director-Financial Services of DiverseyLever, Inc. (formerly known as Diversey Corporation), Detroit, Michigan (specialty chemicals) (“Diversey”), from April 1991 to April 1996.  Previously, from January 1990 to April 1991, he was Senior Vice President and the Chief Financial Officer of the Company’s then-wholly owned subsidiary, DuBois Chemicals, Inc. (specialty chemicals) (“DuBois”).

Andrea R. Lindell Director since May 2008 Age: 68
Ms. Lindell’s experience, qualifications, attributes and skills include having served as Dean and a Professor of the College of Nursing at the University of Cincinnati.  She retired from these positions in January 2011 having held them since December 1990.  She is currently Professor Emeritus at the college, and since August 2011, Director of the doctoral program at the School of Nursing, Walden University.  Walden offers online degrees as follows: BSN, MSN, DNP.  Ms. Lindell was also Associate Senior Vice President of the Medical Center at the University of Cincinnati from July 1998 until January 2011.  The College of Nursing’s programs include over 1,500 students, and offer the following degrees: BSN, MSN,  Post  MSN, and PhD.  From September 1994 to June 2002, she also held an additional position as Founder and Interim Dean of the College of Allied Health Sciences at the University of Cincinnati.  She is a director of Omnicare.

Thomas P. Rice Director since May 2009 Age: 62
Mr. Rice’s experience, qualifications, attributes and skills include having served as  Chief Executive Officer of Andrx Corporation, Fort Lauderdale, Florida (specialty pharmaceuticals) (“Andrx”), from February 2004 to November 2006, when Andrx was sold to Watson Pharmaceuticals.  Following the sale, Mr. Rice returned as General Manager and Partner to Columbia Investments LLC, Baltimore, Maryland, which invests in local businesses in Baltimore and which Mr. Rice co-founded in January 1996.  He is also a Director of Par Pharmaceuticals (drug development, manufacture, and marketing).  From January 1999 to March 2003, he was President and Chief Executive Officer of Chesapeake Biological Laboratories, Inc., Solomons, Maryland (pharmaceuticals manufacturing) (“Chesapeake”).  Before co-founding Columbia Investments LLC, Mr. Rice served as Executive Vice President and Chief Operating Officer of Circa Pharmaceuticals, Inc., Copiague, New York (pharmaceuticals manufacturing) (“Circa”), from June 1993 to January 1996.  Mr. Rice was also the Chief Financial Officer of Circa from June 1993 to January 1995.  Prior to joining Circa, Mr. Rice spent seven years as an accountant with Deloitte & Touche LLP, an international accounting firm. He earned a Master’s degree in finance from Loyola University.  He was a director of Circa from June 1993 to January 1996, a director of Chesapeake from January 1997 to January 1999 and a director of Andrx from April 2003 to November 2006.

Donald E. Saunders Director from May 1981 to May 1982, May 1983 to May 1987 and since May 1998 Age: 67
Mr. Saunders’ experience, qualifications, attributes and skills include serving as a Professor at the Farmer School of Business, Miami University, Oxford, Ohio. He has held this position since August 2001.  Miami University is a public university with a student population of 16,000.  He earned a doctorate in Economics, with a minor in Accounting, from Indiana University.  He has taken Masters level courses in financial reporting, financial valuation, and risk management.  Mr. Saunders retired as President of DuBois, then a division of Diversey, in October 2000, having held that position since November 1993.

George J. Walsh III Director since 1995 Age: 66
Mr. Walsh’s experience, qualifications, attributes and skills include serving as a partner with the law firm of Thompson Hine LLP, New York, New York.  He has held this position since May 2002.  Prior to this date, Mr. Walsh was a partner with the law firm of Gould & Wilkie LLP, New York, New York, and held this position since January 1979.  Gould & Wilkie merged with Thompson Hine on May 1, 2002.  Mr. Walsh was elected the Chairman of the Board of Directors in March 2009.

Frank E. Wood Director since 2002 Age: 69
Mr. Wood’s experience, qualifications, attributes and skills include serving as President and Chief Executive Officer of Secret Communications, LLC, Cincinnati, Ohio (former owner and operator of radio stations, and now a venture capital fund).  He has held this position since 1994.  He is also co-founder and principal of The Darwin Group, Cincinnati, Ohio (venture capital firm specializing in second-stage investments), and has held this position since 1998.  Since 2000, he has also served as chairman of 8e6 Technologies Corporation, Orange, California (developer of Internet filtering software).  He is also a director of Tribune Company.  He earned a J.D. degree from The University of Chicago Law School.

The Board unanimously recommends that you vote FOR the election of each of the above-named nominees.

CORPORATE GOVERNANCE

Director Compensation

The Company’s compensation program for directors who are not employees of the Company consists of annual cash fees and fully vested stock awards granted pursuant to the Roto-Rooter, Inc. 2004 Stock Incentive Plan (as amended, supplemented or otherwise modified as of the date hereof, the “2004 Incentive Plan”), the Chemed Corporation 2006 Stock Incentive Plan (as amended, supplemented or otherwise modified as of the date hereof, the “2006 Incentive Plan”) and the Chemed Corporation 2010 Stock Incentive Plan (as amended, supplemented or otherwise modified as of the date hereof, the “2010 Incentive Plan”).  Directors who are not employees of the Company may also participate in the Chemed Corporation Deferred Compensation Plan for Non-Employee Directors (the “Director Deferred Compensation Plan”), which is described below.  Directors who are employees of the Company do not receive cash compensation for their service as directors, and do not receive annual fully vested stock awards for such service.

The Board reviews and sets the cash compensation and fully vested stock awards for non-employee directors.  In making its determination, the Board seeks input from the Compensation Committee’s independent compensation consultant, Compensation Strategies, Inc., as well as certain executive officers of the Company, and considers any such input, including as to the level of compensation necessary to attract and retain qualified directors, among the factors it reviews in setting the amount of compensation.  Director compensation is generally reviewed by the Board on an annual basis.

Effective May 16, 2011, each member of the Board of Directors who is not an employee of the Company is paid an annual fee of $45,000 and a fee of $3,000 for each Board meeting attended.  Non-employee directors also receive annual fully vested stock awards in the amount of $60,000.  Mr. Walsh is paid an additional annual fee of $145,000 for his service as Chairman of the Board, which was increased from $135,000 in May of 2011.  Each member of the Board’s Audit Committee (other than its chairman), Compensation/Incentive Committee (the “Compensation Committee”) (other than its chairman) and Nominating Committee (including its chairman) is paid an additional annual fee of $10,000, $7,000 and $7,000, respectively, for his or her service on that Committee.  The chair of the Audit Committee is paid $25,000 per year, and the chair of the Compensation Committee is paid $7,500 per year.  A Committee member also is paid $1,000 for each Committee meeting (other than meetings of the Nominating Committee) attended unless the Committee meeting is on the same day as a meeting of the Board of Directors, in which case Committee members are paid $500 for attendance at the Committee meeting.  In May 2011 the annual Board retainer increased from $35,000 to $45,000, the Compensation Committee annual retainer increased from $5,000 to $7,000, and the Audit Committee chair’s annual payment increased from $20,000 to $25,000.  Messrs.  McNamara and Hutton, who are employees of the Company, do not receive compensation for their service as directors.  Each member of the Board of Directors and of a Committee is additionally reimbursed for continuing education expenses and reasonable travel expenses incurred in connection with attendance at Board and Committee meetings.

In May 2011, Messrs. Gemunder, Grace, Krebs, Rice, Saunders and Wood and Ms. Lindell each received $60,066 in the form of a fully vested stock award of 866 shares of Capital Stock.  Mr. Walsh also received the cash equivalent of a fully vested stock award of 866 shares of Capital Stock, or $60,066.

In addition, the Company maintains the Director Deferred Compensation Plan in which certain directors who are not employees of the Company or of a subsidiary of the Company participate.  Under such plan, which is not a tax-qualified plan, an account is established for each participant to which amounts are credited quarterly at the rate of $4,000 until May 2011 and $6,000 per year thereafter.  These amounts are used to purchase shares of Capital Stock, and all dividends are reinvested in Capital Stock.  Each participant is entitled to receive the balance in his or her account within 90 days following the date he or she ceases to serve as a director.  In 2011, each of Messrs. Gemunder, Grace, Krebs, Rice, Saunders, Walsh and Wood and Ms. Lindell received contributions of $5,167, in each case in his or her respective account in the Director Deferred Compensation Plan.

Directors may participate in the Company’s health insurance plans by paying rates offered to former employees under COBRA.

In 2011, the Company provided the following compensation to directors and directors emeriti for their service to the Company:

DIRECTOR COMPENSATION-2011 (a)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(b)	All Other Compensation ($)	Total ($)
Joel F. Gemunder	$66,667	$65,233	-	$131,900
Patrick P. Grace	81,167	65,233	-	146,400
Walter L. Krebs	70,500	65,233	-	135,733
Sandra E. Laney (c)	21,000	60,066	-	81,066
Andrea R. Lindell	70,500	65,233	-	135,733
Thomas P. Rice	71,333	65,233	-	136,566
Donald E. Saunders	88,500	65,233	-	153,733
George J. Walsh III	280,399	5,167	-	285,566
Frank E. Wood	63,000	65,233	-	128,233

(a)	The Director Compensation Table excludes executive compensation figures for Messrs. McNamara and Hutton who are employees of the Company.

(b)	Amounts for each of Messrs. Gemunder, Grace, Krebs, Rice, Saunders, Walsh and Wood and Ms. Lindell include contributions of $5,167 of Capital Stock held in the Chemed excess benefit plans.

(c)
At December 31, 2011, Ms. Laney had stock options outstanding for the purchase of 30,000 shares of Capital Stock.  These stock options were granted to Ms. Laney as compensation while employed by the Company and not in her capacity as a director.

Directors Emeriti

The Board of Directors has a policy of conferring the honorary designation of Director Emeritus upon former directors who made valuable contributions to the Company and whose continued advice is believed to be of value to the Board of Directors.  The designation as Director Emeritus is customarily conferred by the Board on an annual basis but may be conferred at such other times and for such other periods as the Board may determine.  Each Director Emeritus is furnished with a copy of all agendas and other materials furnished to members of the Board of Directors generally, and is invited to attend all meetings of the Board; however, a Director Emeritus is not entitled to vote on any matters presented to the Board.  A Director Emeritus is paid an annual fee of $18,000 and $500 for each meeting attended.

Ms. Laney, who served as a director of the Company from 1986-2009, was designated a Director Emeritus in May 2009.  In 2011, the Company paid Ms. Laney $21,000 in cash fees and granted her $60,066 in the form of a fully vested stock award of 866 shares of Capital Stock in her capacity as a Director Emeritus.

Committees and Meetings of the Board

The Company has the following Committees of the Board of Directors: Audit Committee, Compensation Committee and Nominating Committee.

Audit Committee The Audit Committee (a) is directly responsible for the appointment, compensation and oversight of a firm of independent registered accountants to audit the consolidated financial statements of the Company, (b) reviews and reports to the Board of Directors on the Company’s annual financial statements and the independent accountants’ report on such financial statements, (c) meets with the Company’s senior financial officers, internal auditors and independent accountants to review audit plans and work regarding the Company’s accounting, financial reporting and internal control systems and other non-audit services and (d) confers quarterly with senior management, internal audit staff and the independent accountants to review quarterly financial results.  The Audit Committee consists of Messrs. Grace, Rice and Saunders, with Mr. Saunders serving as chairman.  Each member of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange, and the Board  of Directors has determined that Mr. Saunders and Mr. Rice each qualify as “audit committee financial experts” within the meaning of the applicable United States Securities and Exchange Commission (the “SEC”) regulations.  The Audit Committee met seven times during 2011.  A copy of the Audit Committee Charter is available at www.chemed.com.

Compensation Committee The executive compensation program is administered by the Compensation Committee.  The Compensation Committee makes recommendations to the Board of Directors concerning (a) base salary and annual cash incentive compensation for executives of the Company, (b) establishment of incentive compensation plans and programs generally, (c) adoption and administration of certain employee benefit plans and programs and (d) additional year-end contributions by the Company under the Chemed/Roto-Rooter Savings & Retirement Plan (as amended, supplemented or otherwise modified as of the date hereof, the “Retirement Plan”).  In addition, the Compensation Committee administers the 1999 Incentive Plan, the 2002 Incentive Plan, the 2004 Incentive Plan, the 2006 Incentive Plan, the 2010 Incentive Plan, and the Chemed Corporation 1999 Long-Term Employee Incentive Plan (as amended, supplemented or otherwise modified as of the date hereof, the “1999 Long-Term Incentive Plan” and, collectively with the 1999 Incentive Plan, the 2002 Incentive Plan, the 2004 Incentive Plan, the 2006 Incentive Plan, and the 2010 Incentive Plan, the “Stock Incentive Plans”) and the Chemed Corporation 2002 Executive Long-Term Incentive Plan (as amended, supplemented or otherwise modified as of the date hereof, the “LTIP”), under which it reviews and approves the granting of cash, stock options and stock awards.  The Compensation Committee consists of Messrs. Walsh, Krebs and Wood and Ms. Lindell, with Mr. Walsh serving as chairman.  Each member of the Compensation Committee is independent as defined under the listing standards of the New York Stock Exchange.  The Compensation Committee met six times during 2011.  A copy of the Compensation Committee Charter is available on the Company’s Web site, www.chemed.com.

Nominating Committee The Nominating Committee (a) recommends to the Board of Directors the candidates for election to the Board at each Annual Meeting of Stockholders of the Company, (b) recommends to the Board of Directors candidates for election by the Board to fill vacancies on the Board, (c) considers candidates submitted to the Committee by directors, officers, employees, stockholders and others and (d) performs such other functions as may be assigned by the Board.  In identifying and evaluating nominees for director, the Nominating Committee considers candidates with a wide variety of academic backgrounds and professional and business experiences.  After reviewing the candidates’ backgrounds and qualifications, the Nominating Committee personally interviews those candidates it believes merit further consideration.  Once it has completed this process, the Nominating Committee makes its final recommendations to the Board.  Stockholders wishing to submit a candidate for election to the Board should submit the candidate’s name and a supporting statement to the Company’s Secretary at 255 East Fifth Street, Suite 2600, Cincinnati, Ohio 45202-4726.  The Nominating Committee has no formal policy with regard to the consideration of director candidates recommended by stockholders because it believes such recommendations are sufficiently rare that they may be effectively considered on a case-by-case basis.  The Nominating Committee considers diversity in identifying nominees.  Its policy is to select the most appropriate candidate for election.  Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, experience, professions, skills and backgrounds.  The Committee does not assign specific weights to particular criteria.  The background and qualifications of all directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that allow the Board to fulfill its responsibilities.  The Nominating Committee consists of Messrs. Gemunder, Grace and Walsh, with Mr. Grace serving as chairman.  Each member of the Nominating Committee is independent as defined under the listing standards of the New York Stock Exchange.  The Nominating Committee met once during 2011.  A copy of the Nominating Committee Charter is available on the Company’s Web site, www.chemed.com.

Board Meetings The Board of Directors has five scheduled meetings a year, at which it reviews and discusses reports by management on the performance of the Company and its operating subsidiaries, its plans and properties, as well as immediate issues facing the Company.  The Board also meets during its meetings in executive session, without executives or management directors present.  Such sessions are presided over by the Chairman of the Board.

During 2011, there were five meetings of the Board of Directors.  Each director attended at least 75% of the Board meetings and his or her applicable Committee meetings.  While the Company does not have a formal policy with regard to Board members’ attendance at the Annual Meeting of Stockholders, all members of the Board are encouraged to attend.  Ten members of the Board attended last year’s Annual Meeting of Stockholders held on May 16, 2011.

Director Independence The Board and the Nominating Committee undertake an annual review of director and nominee independence.  They consider transactions and relationships between each director or nominee or any member of such director’s or nominee’s immediate family or any other person sharing such director’s or nominee’s home and the Company and its subsidiaries and affiliates, including those reported under the heading “Certain Relationships and Transactions” below.  The Board and the Nominating Committee also examine transactions and relationships between directors and nominees and their respective affiliates and members of the Company’s senior management and their affiliates.  The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director or nominee is independent under the New York Stock Exchange corporate governance listing standards.

As a result of its 2011 review, the Board and the Nominating Committee affirmatively determined that, under the New York Stock Exchange listing standards, the following directors and nominees, constituting a majority of the individuals nominated for election as directors at the Annual Meeting, are independent of the Company and its management: Messrs. Gemunder, Grace, Krebs, Rice, Saunders, Walsh and Wood and Ms. Lindell.

Risk Oversight  The Board receives periodic reports from management on matters involving risk exposures such as regulatory changes, material litigation, and recommended policy revisions.

Management maintains a formal Enterprise Risk Management (ERM) program that monitors management’s actions in response to the key risks facing the Company.  The Audit Committee reviews various aspects of the ERM program periodically throughout the year.  The Audit Committee reviews material financial risk exposures including regulatory matters, acquisitions, economic conditions and interest rate exposures.  The Audit Committee also reviews legal matters that may have a material impact on the Company’s financial statements.  These Audit Committee reviews are conducted on an annual basis, or more frequently if a significant risk exposure matter develops.

Compensation Committee Interlocks and Insider Participation The Compensation Committee is comprised of Messrs. Walsh, Krebs and Wood and Ms. Lindell.  No member of the Compensation Committee has any direct or indirect material interest in or relationship with the Company, other than holdings of Capital Stock as set forth under the heading “Security Ownership of Certain Beneficial Owners and Management” below and as related to his or her position as a director.  During 2011, no executive officer of the Company served on the compensation committee of any other entity where an executive officer of such entity also served on the Board of Directors, and no executive officer of the Company served on the board of directors of any other entity where an executive officer of such entity also served on the Compensation Committee.

Board Leadership Structure  The Board has separated the functions of CEO and Chairman of the Board.  Mr. Walsh currently serves as Chairman.  The Board believes this separation of function promotes independence and enhances corporate governance.

Policies and Procedures The Audit Committee reviews all material transactions with related persons as identified by management.  In February 2007, the Audit Committee adopted a written policy and set of procedures for reviewing transactions between the Company and related persons, who include directors, nominees, executive officers and any person known to be the beneficial owner of more than 5% of the Company’s voting securities (each, a “related person”), any immediate family member of a related person and any person sharing the household of a related person.  The policy also covers any firm, corporation or other entity in which any related person is employed or is a partner or principal, or in which such related person has a 5% or greater beneficial ownership interest.  Prior to entering into a transaction with a related person, notice must be given to the Secretary of the Company containing (a) the related person’s relationship to the Company and interest in the transaction, (b) the material facts of the transaction, (c) the benefits to the Company of the transaction, (d) the availability of any other sources of comparable products or services and (e) an assessment of whether the transaction is on terms comparable to those available to an unrelated third party.  If the Company’s Secretary and Chief Financial Officer determine that it is a related party transaction, the proposed transaction is submitted to the Audit Committee for its approval.  The policy also provides for the quarterly review of related person transactions which have not previously been approved or ratified and any other such transactions which come to the attention of the Company’s Chief Executive Officer, Chief Financial Officer, Controller or Secretary.  If the transaction is pending or ongoing, it will be promptly submitted to the Audit Committee for approval.  If the transaction is completed, it will be submitted to the Audit Committee to determine if ratification or rescission is appropriate.  This policy also covers charitable contributions or pledges by the Company to non-profit organizations identified with a related person.

Code of Ethics The Board of Directors has adopted Corporate Governance Principles and Policies on Business Ethics, which, along with the charters of the Audit, Compensation and Nominating Committees, are available on the Company’s Web site under Corporate Governance — Governance Documents (www.chemed.com).  Printed copies may be obtained from the Company’s Secretary at 255 East Fifth Street, Suite 2600, Cincinnati, Ohio 45202-4726.

Stockholder Communications Stockholders and others wishing to communicate with members of the Board should mail such communications to the Company’s Secretary at 255 East Fifth Street, Suite 2600, Cincinnati, Ohio 45202-4726.  The Secretary will forward these communications to the Board and, if applicable, to specified individual directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the material elements of the compensation of the Company’s named executive officers.  The Company’s named executive officers for 2011 are Mr. Kevin J. McNamara, President and Chief Executive Officer; David P. Williams, Executive Vice President and Chief Financial Officer; Timothy S. O’Toole, Executive Vice President; Spencer S. Lee, Executive Vice President; and Arthur V. Tucker, Jr., Vice President and Controller.

Overview of Compensation Program

The executive compensation program is administered by the Compensation Committee.  The membership of the Compensation Committee is comprised of four independent directors.  The Compensation Committee is responsible for the review, approval and recommendation to the Board of Directors of matters concerning (a) base salary and annual cash incentive compensation for executives of the Company, (b) establishment of incentive compensation plans and programs generally, (c) adoption and administration of certain employee benefit plans and programs and (d) additional year-end contributions by the Company under the Retirement Plan.  The recommendations of the Compensation Committee on such matters must be approved by the non-employee members of the Board of Directors.  The employee members of the Board of Directors are not present when compensation recommendations are presented to the Board of Directors and discussed, and such members do not vote on compensation issues.  The Compensation Committee also administers the Stock Incentive Plans, under which it reviews and approves the granting of stock options and stock awards, and the LTIP.  The Compensation Committee also has retained the services of independent compensation consultants to assist and advise it in administering the executive compensation program.  Currently, Compensation Strategies, Inc., an independent compensation advisory firm, has been retained by, and reports directly and exclusively to, the Compensation Committee.  The scope of these consulting services is limited to (a) advising the Compensation Committee regarding executive compensation, (b) performing studies of general market and peer group compensation levels, and (c) advising the Board on director compensation, all upon request of the Compensation Committee.  Compensation Strategies, Inc., does no other work for the Company outside of providing these compensation advisory services.

How Compensation Decisions Are Made

Generally, in February of each year, certain senior executives of the Company, including the Chief Executive Officer, prepare recommendations for annual cash incentives and long-term equity awards to be made to Company employees, other than the Chief Executive Officer, based on the performance of the employees and the Company during the past year.  The recommendations made by the Chief Executive Officer and other senior executives to the Compensation Committee, which include detailed memoranda and tally sheets, take into consideration historical compensation, including base salaries, annual incentive compensation and long-term equity awards, performance of the Company as a whole, performance of the individual business unit for which the employee is responsible and performance of the individual employee.  The Compensation Committee then meets to determine the long-term equity awards for each executive and to review and consider the recommendations prepared by the Company’s senior executives in order to determine the recommendations that the Compensation Committee will make to the non-employee members of the Board of Directors with respect to the amount of annual cash incentives for each executive.  The Compensation Committee makes compensation recommendations to the non-employee members of the Board of Directors regarding the compensation of the Chief Executive Officer without the input of any Company employees.  The Compensation Committee can exercise its discretion in modifying any recommendations of the Company’s senior executives.

Base salaries of executives are reviewed generally by the Compensation Committee every 14 months and approved by the non-employee members of the Board of Directors.  As a component of the review and approval process, the Compensation Committee and the non-employee members of the Board consider the recommendations of the Chief Executive Officer and certain senior executives of the Company as to the base salaries of Company executives, other than the Chief Executive Officer.  The Chief Executive Officer’s base salary is reviewed and determined without the input of Company employees.  In determining recommended base salaries for the Company’s executives, the Compensation Committee also considers each executive’s then-current base salary and total incentive compensation and the individual performance of each executive during the then-past 14-month period.

The Compensation Committee directly grants compensation, such as cash, stock options and stock awards, under the Stock Incentive Plans and the LTIP.

Role of Executive Officers

The Chief Executive Officer and certain other senior executives of the Company provide recommendations to the Compensation Committee concerning compensation of Company executives, other than the Chief Executive Officer.  Additionally, as part of its process, the Compensation Committee meets with the Chief Executive Officer to obtain input with respect to compensation decisions, including the performance of the Company’s senior executives other than the Chief Executive Officer.  In addition to meeting with the Chief Executive Officer, the Compensation Committee meets in executive session without any Company employees present.

Objectives of Compensation Program

The Company’s executive compensation program is intended to achieve the objectives of aligning executives’ interests with those of its stockholders by rewarding the executives for long-term growth in the value of the Capital Stock and encouraging them to hold a significant amount of the Company’s equity; paying for performance through both cash and equity-based incentives that, in turn, provide greater rewards for stronger performance of the Company as a whole and the Company’s business units; paying competitively in order to attract and retain senior executives; and creating incentive to maximize the long-term growth of the Company’s business.  To achieve these objectives, the elements of executive compensation are designed to reward past performance and establish incentive for future growth.

Elements of Compensation

The elements of the Company’s executive compensation program include base salary, annual cash incentive compensation and long-term incentive compensation in the forms of stock option awards, restricted stock awards and awards under the LTIP (in the form of cash and restricted and fully vested stock awards).  Components of compensation that are available generally to all Company employees, including the Company’s named executive officers, are defined contribution plans and welfare benefit plans (including life insurance, health insurance, dental insurance and long-term disability benefits).  In addition, the Chemed Corporation Excess Benefit Plan No. 1 (as amended, supplemented or otherwise modified as of the date hereof, the “Excess Benefit Plan”), the Chemed Corporation Long Term Care Insurance Plan, the Chemed Corporation Supplemental Pension and Life Insurance Plan (as amended, supplemented or otherwise modified as of the date hereof, the “Supplemental Pension Plan”), the Chemed Corporation Supplemental Severance Benefit Plan (as amended, supplemented or otherwise modified as of the date hereof, the “1986 Severance Plan”) and the Roto-Rooter Deferred Compensation Plan No. 1 (as amended, supplemented or otherwise modified as of the date hereof, the “Deferred Compensation Plan”) are available as components of compensation to executives and other highly compensated individuals.  Base salary, annual cash incentive compensation and pension and welfare benefit plans are established by the non-employee members of the Board based on the levels that the Compensation Committee and such Board members determine are competitive and are intended to reward executives for current and past performance, while longer-term incentives, such as stock option awards, restricted stock awards and awards under the LTIP, are intended to create incentive for future growth.

Compensation may vary significantly from year-to-year depending on timing of payments pursuant to various components of the LTIP program.  For example, during 2011, Mr. McNamara’s total compensation of $6,362,480 included $441,980 of compensation under the LTIP program.  In 2012, compensation under the LTIP program is unlikely.  Combined with a reduced stock option grant to Mr. McNamara in February 2012, his compensation in 2012 is anticipated to be approximately 15% below 2011 levels even assuming incentive compensation for 2012 equal to 2011 incentive compensation.

Amount of Each Element of Compensation; Role of Peer Groups; Decisions Concerning Payments

The Compensation Committee exercises its discretion in recommending compensation for executives using performance standards and market studies of a peer group of companies with the assistance of Compensation Strategies, Inc.  The Compensation Committee intends compensation to be linked directly to personal performance and to the Company’s overall results, as well as to the results of the specific business units for which executives are responsible.  The Company’s executive compensation program is focused on rewarding long-term growth.

The Compensation Committee meets as often as necessary in order to carry out its duties.  In 2011, the Compensation Committee met six times.  The Compensation Committee periodically reviews each executive’s total compensation, including base salary, annual cash incentive compensation, stock option awards, restricted stock awards, awards under the LTIP, unrealized stock option award gains, perquisites and defined contribution plan holdings (including the amounts contributed to such plans by the Company), as well as such executive’s Capital Stock holdings, in recommending or setting, as applicable, each element of compensation.  The Compensation Committee balances the types of compensation for each executive between fixed compensation and performance-based compensation in such a way that less robust Company performance will result in a lower total compensation to the executive.  In 2011, the total compensation, as set forth in the Summary Compensation Table, of all the named executive officers was changed by the following percents:  Mr. McNamara – 9.7%; Mr. Williams – 8.3%; Mr. O’Toole – 1.4%; Mr. Lee – 7.6%; and Mr. Tucker – 10.2%.

In August 2011, the Compensation Committee reviewed a market study prepared by Compensation Strategies, Inc. to determine if the levels and types of compensation paid by the Company to its management are appropriate in comparison with a peer group of companies and in the broader market.  The Compensation Committee was previously relying on a market study of compensation prepared in July 2008.  The companies considered to be part of the peer group in the 2011 study were:

Gentiva Health Services, Inc.
Emeritus Corp.
Healthcare Services Group

Healthways Inc.
Skilled Healthcare Group Inc.
Amedisys Inc.
Rollins Inc.
Comfort Systems USA Inc.
Sun Healthcare Group Inc.
Lincare Holdings Inc.
ABM Industries Inc.
Kindred Healthcare Inc.
Five Star Quality Care, Inc.
Rehabcare Group, Inc.
Mednax, Inc.
Sunrise Senior Living, Inc.
Brookdale Senior Living, Inc.
Ecolab Inc.

Compensation Strategies, Inc. used regression analysis to normalize the data on annual revenues of the peer companies relative to the Company’s annual revenues to ensure comparability.  The market study showed that base salaries at the Company were comparable to the median level of base salaries for the peer group, and incentive compensation, which is based on Company performance, was above the median level.  An analysis was conducted by these independent compensation consultants in 2011, using 2010 data, of the compensation of 13 company executives (excluding the CEO).  Compensation of the Company executives was compared to “market levels”, defined as executive compensation for the above referenced peer group of 18 publicly-traded companies of similar size to Chemed and broader market information.  For the Chemed executives as a group:

●	Base salary levels were 1% above the 50th percentile and 11% below the 75th percentile of the market;

●	Incentive bonus compensation was 97% above the 50th percentile and 53% above the 75th percentile;

●	Long-Term Incentive Compensation was 54% above the 50th percentile and 6% above the 75th percentile.

●	Total Compensation was 41% above the 50th percentile and 10% above the 75th percentile.

A similar analysis was conducted by these independent compensation consultants of 2010 compensation data for the CEO.  For the CEO:

●	Base salary was 3% below the 50th percentile and 14% below the 75th percentile of the market;

●	Incentive bonus compensation was 160% above the 50th percentile and 102% above the 75th percentile;

●	Long-Term Incentive Compensation was 51% above the 50th percentile and 4% above the 75th percentile.

●	Total Compensation was 63% above the 50th percentile and 24% above the 75th percentile.

Chemed’s operating performance was measured in percentile rankings for 1-year growth in 6 operating metrics: revenues, net income, return on assets, return on equity, return on capital and total shareholder return.  In 4 of the 6 performance measures, Chemed’s 2010 performance ranked above the 80th percentile.  After studying the survey, the Compensation Committee determined that the level and balance of the Company’s compensation between fixed and variable incentive compensation were appropriate considering the relative performance of the Company as compared with the peer group.

Base Salaries

Base salaries of executives are reviewed generally by the Compensation Committee every 14 months.  In determining the base salaries it recommends to the non-employee members of the Board, the Compensation Committee considers recommendations by certain senior executives of the Company, except with respect to the Chief Executive Officer, for whom the Compensation Committee makes its determination without the input of Company employees.  In so doing, it considers each executive’s then-current base salary and total incentive compensation and evaluates the responsibilities held by each executive, and his or her experience and performance.  Additionally, Compensation Strategies, Inc. has periodically reviewed base salaries and provided advice to the Compensation Committee through the peer group studies discussed above.  The Compensation Committee recommends base salaries at levels it believes will attract and retain qualified executives.  In 2011, the annual base salary rates of the named executive officers were increased effective January 2012 as follows:  Mr. McNamara – 4.7%; Mr. Williams – 4.7%; Mr. O’Toole – 4.7%; Mr. Lee – 0%; and Mr. Tucker – 4.7%.  The base salary rate increases represent annualized rates of increase of 4%.

Annual Cash Incentives

Amounts of annual cash incentive compensation are recommended by the Compensation Committee to the non-employee members of the Board.  The Company’s operating results as compared with historical results is the primary consideration in determining annual cash incentive compensation.  For example, in establishing annual cash incentive compensation for the executive, management and senior staff personnel, the Compensation Committee reviewed 2011 profit performance as compared with both 2009 and 2010 results as its primary criteria.  Sales and earnings growth, profitability, cash flow, operating performance as compared with budgeted targets, and total stockholder return are also important performance measures in establishing annual cash incentive compensation amounts.

Diluted earnings per share from continuing operations, excluding non-cash stock option and interest expenses and other items not indicative of ongoing operations (“Adjusted EPS”), is one of the primary metrics considered by the Compensation Committee in determining annual cash incentive awards.  Adjusted EPS is used to determine maximum target cash incentive compensation for senior executives of the Company, including the CEO.  The Compensation Committee uses a formula of two times the rate of growth/decline in EPS minus 10%, applied to prior year actual payouts, to determine the maximum target incentive compensation for senior executives.  The Committee’s formula is designed to leverage the effect of Adjusted EPS performance on incentive compensation potential.  Relatively lower rates of Adjusted EPS growth result in even lower growth rates in maximum target incentive compensation, while growth rates of Adjusted EPS in excess of 10% yield maximum target incentive increases in excess of the Adjusted EPS growth rate.  The Committee’s formula also works to leverage the reduction in cash incentives in periods of performance decline.  For example, a decline in Adjusted EPS of 5% would result in at least a 20% reduction in maximum target cash incentives for senior executives [(2 X -5%) -10%].  The Compensation Committee believes this structure and the leveraging effect of the formula as constructed provides a significant incentive for consistently achieving superior operating performance.

Actual Adjusted EPS for 2011 was $4.78 per share, an increase of approximately 15% over Adjusted EPS for 2010 of $4.17 per share.  Under the Committee’s formula, the maximum increase in cash bonuses for 2011 was 20%, calculated as [(2 X 15%) -10%].  Mr. McNamara’s actual cash incentive for 2011 was $1,400,000, unchanged from the prior year, as the Committee applied downward discretion from the maximum formulaic amount of $1,680,000 after considering all of the relevant performance measures.  Growth in operating earnings measured in dollars (rather than per share) in 2011 of a relatively modest 4% was of particular significance in the Compensation Committee’s decision to apply downward discretion from the formulaic maximum cash bonus for Mr. McNamara as well as the other named executive officers.

The table below shows percentage changes in Adjusted EPS, maximum target cash incentive compensation, and actual cash incentive compensation paid to all executive, management, and senior staff personnel.

	% Variance		Avg. Annual % Variance

	2010 vs. 2009	2011 vs. 2010	2009 - 2011
Adjusted EPS*	6%	15%	10%
Maximum Annual Cash Incentive Comp.**	2	20	10
Actual Annual Cash Incentive Comp.	2	(2)	0

*Continuing operations

**Calculated as 2 times the growth rate in Adjusted EPS minus 10%

Long-Term Incentives

The Compensation Committee grants long-term incentive compensation pursuant to the Stock Incentive Plans and the LTIP.   While long-term incentive compensation may be paid under the Stock Incentive Plans in the form of stock option awards and restricted or fully vested stock awards, currently all of the long-term incentive awards granted pursuant to such plans are in the form of stock option or restricted stock awards.  LTIP awards may be made in the form of cash and restricted and fully vested stock awards; however, currently only restricted and fully vested awards are granted under the LTIP.  In granting long-term incentives in the form of stock option awards, restricted stock awards and LTIP awards, the Compensation Committee considers as recipients employees who have demonstrated capacity for contributing to the Company’s goals.  In all cases, the long-term equity awards are intended to encourage employees to act as owners of the business, further aligning their interests with those of stockholders.

The Compensation Committee grants stock option awards with an exercise price at no less than 100% of fair market value of Capital Stock on the date granted.  Historically, the vesting schedule of stock option awards has varied from immediately exercisable to four annual installments commencing six months after the date an award was granted.  Since 2006, stock option awards vest ratably over three years, thus providing value to the Company’s employees only if the share price increases after the date such awards were granted and the employees remain employed for a significant period of time.  Restricted stock awards generally cliff vest on the fourth anniversary of the date granted, again with the intent of retaining employees for a significant period of time, and carry with them voting and dividend rights.

Historically, the Compensation Committee generally granted stock option awards to executives and non-executive employees at the annual meeting of the Board of Directors in May.  Beginning in 2009, such annual stock option awards are granted in February in order to allow the Compensation Committee to consider long-term incentive awards at the same time that it considers annual incentive awards.  Both long-term incentive awards and annual incentive awards are granted based on the Compensation Committee’s evaluation of an employee’s performance during the prior year.  The stock option and stock awards are not granted so as to “time” them before the release of material nonpublic information that is likely to result in an increase in share price (“spring-loading”) or delay them until after the release of material nonpublic information that is likely to result in a decrease in share price (“bullet-dodging”).  The Company does not reprice stock option awards or replace them if the share price declines after the date such stock option awards were granted.

The Compensation Committee grants a greater proportionate amount of stock option and stock awards to those executives with greater positions of responsibility.  The Compensation Committee considers each employee’s current stock option awards and Capital Stock holdings and previous stock option and stock awards in granting long-term equity awards.  Other factors considered by the Compensation Committee in granting stock option and stock awards include base salaries, annual cash incentive compensation, operating results of the business units and the Company as a whole, dilutive effects of stock option and stock awards and valuation of stock option awards under the Black-Scholes valuation method.

In May 2002, the stockholders of the Company approved the adoption of the LTIP, which covers officers and key employees of the Company.  It was intended to replace the Company’s restricted stock program under which restricted stock awards were granted which vested over a period of four to seven years.  The LTIP is administered by the Compensation Committee.

Since 2002, the Compensation Committee has adopted LTIP guidelines that cover the granting of awards based on operating performance and attainment of target share prices.  Each period for establishing a set of targets for operating performance and share prices is called a Plan Period, and Plan Periods overlap due to the staggered timing of the set targets.  The LTIP provides for grants of cash awards and restricted and fully vested stock awards based on the achievement of certain targets.  However, currently only restricted and fully vested stock awards are granted, and they are granted in the following circumstances:

-
80,000 shares of Capital Stock in the aggregate are to be granted to the participants in the LTIP if the Company’s cumulative adjusted EBITDA reaches $640 million between January 1, 2010 and December 31, 2012, or if it reaches $825 million between January 1, 2010 and December 31, 2013.  The Company discloses adjusted EBITDA in its quarterly earnings releases.

-
75,000 shares of Capital Stock in the aggregate are to be granted to the participants in the LTIP if the share price reaches the following targets during any 30 trading days out of any 60-day trading period between February 18, 2011 and February 18, 2014:

-	25,000 shares of Capital Stock at $79.00;
-	25,000 shares of Capital Stock at $85.00;
-	25,000 shares of Capital Stock at $90.00.

In addition, the Compensation Committee maintains discretion with regard to the granting of an additional 16,900 shares of Capital Stock in the aggregate to the participants in the LTIP under the current LTIP guidelines.

If the operating performance and share price targets are met, the Compensation Committee determines the number of stock awards to be granted to each participant, other than the Chief Executive Officer, based on the recommendations of certain senior executives of the Company.  The number of stock awards to be granted to the Chief Executive Officer is determined by the Compensation Committee without the input of Company employees.

In January 2011, the Compensation Committee granted 41,100 shares of fully vested Capital Stock in the aggregate to LTIP participants upon attainment of the $62 per share trading hurdle under the previous Plan Period.  Such shares included an aggregate of 33,750 grant shares and 7,350 discretionary shares.

Annual Total Incentive Compensation from 2009 to 2011

The following table summarizes the percentage change in earnings per share and annual total incentive compensation, including cash and stock awards, for the Company’s executive, management and senior staff personnel for the period from 2009 to 2011.

	% Variance		Avg. Annual % Variance

	2010 vs. 2009	2011 vs. 2010	2009 - 2011
Reported Diluted EPS*	9%	16%	12%
Adjusted EPS*	6	15	10
Annual Incentive Compensation	0	(2)	(1)

*Continuing operations

Annual total incentive compensation for the executive, management and senior staff personnel decreased 1% on an average annual basis from 2009 to 2011.  Adjusted EPS for the same period increased 10% on an average annual basis.  For the one-year period from 2010 to 2011, Adjusted EPS increased 15% and annual total incentive compensation decreased 2%.  Relatively modest growth in operating earnings measured in dollars (rather than per share) of 4% in 2011 figured prominently in the Compensation Committee’s decision to establish annual total incentive compensation growth levels well below the growth rate in both Adjusted EPS and the formulaic maximum increase in annual cash incentive compensation.  Total stockholder return (TSR) for calendar year 2011 measured as of December 31 was negatively impacted by a short-term decline in the share price of the Company’s stock beginning in mid-November 2011 that ended in mid-January 2012.  Due to the short-term nature of the decline and subsequent strong share price performance, the temporary decline in TSR did not significantly influence 2011 incentive compensation.

Generally, the Committee applies its maximum target cash bonus formula for senior executives of two times the rate of growth/decline in EPS minus 10% to the annual incentive compensation amounts available for all executive, management, and senior staff personnel.  In 2011, the Compensation Committee applied downward discretion to the formulaic calculation in considering all relevant factors, the most significant being the relatively modest 4% growth in operating earnings in 2011.  Incentive compensation paid for 2010 was more illustrative of the application of the maximum target formula and its leveraging effect in more typical years where relevant factors other than EPS growth do not significantly impact incentive compensation.  In 2010, adjusted net income for the Roto-Rooter group declined 2% while adjusted net income for the VITAS group increased 12%.  As a result, for 2010, management recommended a 10% decrease from 2009 annual incentive compensation for Company employees in the Roto-Rooter group and a 10% increase from 2009 annual incentive compensation for Company employees in the VITAS group.

The Compensation Committee intends for incentive compensation to be set at levels reflective of the operating results of the Company as a whole and its individual subsidiaries in order to achieve its pay-for-performance goal and, ultimately, provide greater rewards for stronger performance of the Company.

Perquisites

The Company’s executive compensation program offers perquisites that are commonly available to senior executives, the nature and amounts of which are detailed in the All Other Compensation Table.

Retirement Benefits

 The Company maintains the Retirement Plan, a tax-qualified defined contribution plan, for the benefit of its employees, including the named executive officers.  The Retirement Plan permits employees to contribute a portion of their pay to the plan on a pre-tax basis.  The Company also provides a matching contribution to employees who contribute to the plan. The named executive officers participate in the Retirement Plan within the limits imposed by the Internal Revenue Code (the “Code”) and the Employee Retirement Income Security Act (“ERISA”).

The Company also maintains the Excess Benefit Plan and the Deferred Compensation Plan, which are non-qualified supplemental savings plans for key employees, including the named executive officers, whose participation in the Retirement Plan is limited by the Code and ERISA.  Messrs. McNamara, Williams, O’Toole and Tucker participate in the Excess Benefit Plan, and Mr. Lee participates in the Deferred Compensation Plan.  These plans allow participants to defer up to 50% of their base salary and up to 85% of their annual cash incentive compensation and income from stock awards and provide a matching contribution from the Company.  Participants select mutual funds as investments, and amounts deferred and credited to participant accounts under the plans are credited with earnings or losses depending on the performance of the selected mutual funds.  Participants may receive the amounts credited to their accounts at retirement, termination of employment or on a specific date following termination or retirement and may also elect to receive a portion of each year’s deferral and earnings on a specific date prior to retirement or termination of employment.  Participants may receive such amounts in a lump-sum payment or in installment payments.

Each of the named executive officers also participates in the Supplemental Pension Plan, which provides certain key employees with a supplemental pension and optional life insurance benefit.  The Company accrues a fixed monthly contribution to each participant’s account under this plan, and participants’ accounts are credited with monthly earnings based on an annual interest rate.  Participants have the option to use a portion of this Company contribution to purchase supplemental term life insurance.  Mr. Tucker also participates in the 1986 Severance Plan, which is an unfunded defined contribution plan in which Mr. Tucker’s account is credited with certain Company contributions that will pay out upon his death or termination of employment.

Tax Considerations

U.S. federal income tax law prohibits the Company from taking a deduction for compensation paid to its covered executive officers over $1,000,000 per executive per year, but exempts certain performance-based compensation.  The Compensation Committee considers tax regulations in structuring compensation arrangements to achieve deductibility, except where outweighed by the need for flexibility, or as the Company otherwise determines is in the best interests of the Company and its stockholders.

Employment Agreements; Severance Payments; Change in Control

The Company has employment agreements with three of its named executive officers:  Messrs. McNamara, Williams and O’Toole.  On May 3, 2008, Mr. McNamara entered into a two-year employment agreement, which automatically renews every May 3 beginning May 3, 2010 for an additional one-year term unless either party provides 30 days’ prior written notice of non-renewal.  Mr. McNamara’s employment agreement provides for a lump-sum severance payment, in the event of termination without cause, equal to five times his then-current base salary plus a pro-rated portion of his average annual incentive compensation for the then-past three full fiscal years.  In the event of termination without cause, he also would be entitled to continue to participate in the Company’s welfare benefit plans for 24 months following termination at the then-current rate of contribution.  The employment agreements with Messrs. Williams and O’Toole, entered into in December 2006 and May 2007, respectively, contain the same terms as outlined above for Mr. McNamara, except that each of Messrs. Williams and O’Toole would be entitled to a lump-sum severance payment equal to two and a half times his then-current base salary and continued participation in the Company’s welfare benefit plans for 18 months following termination at the then-current rate of contribution.  Such severance payments and benefits are conditioned upon execution of a general release of claims in favor of the Company, nondisclosure and, for Mr. McNamara, two-year non-compete and non-solicitation covenants and, for Messrs.  Williams and O’Toole, one-year non-compete and non-solicitation covenants.  If these payments were subject to the excise taxes imposed by Section 409A of the Code, Messrs. McNamara, Williams and O’Toole would be entitled to gross-up payments.  The Company does not intend to enter into future employment agreements that provide for excise tax gross-ups.

For a termination due to death, disability or retirement, each of Messrs. McNamara, Williams and O’Toole would be entitled under his employment agreement to a lump-sum payment equal to the pro-rated portion of the average of his annual incentive compensation for the then-past three full fiscal years.  Such severance payments under each employment agreement for a termination due to disability or retirement are conditioned upon execution of a general release of claims in favor of the Company and a nondisclosure covenant.

In 2006, the Board of Directors adopted the Chemed Corporation Senior Executive Severance Policy (as amended, supplemented or otherwise modified as of the date hereof, the “Senior Executive Severance Policy”) and the Chemed Corporation Change in Control Severance Plan (as amended, supplemented or otherwise modified as of the date hereof, the “Change in Control Plan”), which were intended to replace most of the existing employment agreements entered into by the Company.  Accordingly, rather than enter into new employment agreements with 12 Company executives, including Messrs. Lee and Tucker, whose employment agreements had expired or were about to expire, such executives’ severance and change in control benefits are now governed by the Senior Executive Severance Policy and the Change in Control Plan.  Messrs. McNamara, Williams and O’Toole are not covered by the Senior Executive Severance Policy, but are covered by the Change in Control Plan.  However, in the event of a change in control of the Company, Messrs. McNamara, Williams and O’Toole would not receive benefits under both their employment agreements and the Change in Control Plan.  With the shift from individual employment agreements to general severance and change in control plans, the Compensation Committee intended to reduce total payouts to executives upon termination and move the Company’s executive severance arrangements more in line with market practices.

Under the Senior Executive Severance Policy, if an executive is terminated without cause, he or she would be entitled to a lump-sum payment equal to one and a half times his or her then-current base salary and a pro-rated portion of his or her average annual incentive compensation for the then-past three full fiscal years.  Such executive would also be entitled to continued participation in the Company’s welfare benefit plans for one year following termination of employment at the then-current rate of contribution.  Severance payments and benefits under the Senior Executive Severance Policy are conditioned upon execution of a general release of claims in favor of the Company.  Additionally, for a termination without cause or due to disability or retirement, such severance payments and benefits are conditioned upon nondisclosure and one-year non-compete and non-solicitation covenants.  If payments under the Senior Executive Severance Policy were subject to the excise taxes imposed by Section 409A of the Code, participants would be entitled to gross-up payments.  In the event of a change in control of the Company, participants in the Senior Executive Severance Policy would not receive benefits under both the Senior Executive Severance Policy and the Change in Control Plan.   For a termination due to death, disability or retirement, each of the participants in the Senior Executive Severance Policy would be entitled to a lump-sum payment equal to the pro-rated portion of the average of his or her annual incentive compensation for the then-past three full fiscal years.

The Change in Control Plan, described in additional detail under the “Change in Control of the Company” heading below, provides for severance payments and benefits in the event of a change in control of the Company followed within two years by an executive’s termination of employment either without cause or for good reason (“double trigger”). Payments under the Change in Control Plan are triggered by:

a)	termination of employment by the Company without cause; or

b)	termination of employment by the employee within 90 days of an event giving him or her good reason to so terminate.

The Change in Control Plan would provide for payments equal to three times the sum of (a) the highest base salary during the 120-day period prior to the change in control or any time following the change in control and (b) the average annual incentive compensation for the then-past three full fiscal years to Messrs. McNamara, Williams and O’Toole, and two times the sum of (a) the highest base salary during the 120-day period prior to the change in control or any time following the change in control and (b) the average annual incentive compensation for the then-past three full fiscal years to the other participants, all paid in cash in a lump sum within 10 days following termination.  If the termination were to take place in a fiscal year other than the fiscal year during which the change in control occurred, each participant would also receive a pro-rated portion of his or her three-year average annual incentive compensation.  Participants would also receive benefits under the Company’s welfare benefit plans for a period of three (for Messrs. McNamara, Williams and O’Toole) or two years; a lump-sum cash payment within 10 days following termination in the amount of employer contributions to defined contribution plans; perquisites for a period of three (for Messrs. McNamara, Williams and O’Toole) or two years; and outplacement assistance up to $25,000.  Regardless of whether a participant is terminated and in addition to the severance benefits set forth above, upon a change in control, each participant in the Change in Control Plan would receive, within 10 days following the change in control, a lump-sum cash payment equal to the average of the participant’s annual incentive compensation for the then-past three full fiscal years, all unvested portions of stock option and restricted stock awards would vest in full and the Compensation Committee would allocate and distribute any shares of Capital Stock then unallocated under the Company’s equity-based plans (“single-trigger” payments).  Payments under the Change in Control Plan, including single-trigger payments, are conditioned on execution of a general release of claims in favor of the Company.  If payments under the Change in Control Plan were subject to taxes imposed by Sections 4999 or 409A of the Code, participants would be entitled to gross-up payments.

Capital Stock Ownership Guidelines

Executive ownership of Capital Stock reflects an alignment of the interests of the Company’s executives and directors with those of its stockholders.  All the Company’s non-employee directors, Vice Presidents, Senior Vice Presidents, Executive Vice Presidents, Business Unit Presidents and its Chief Executive Officer are required to acquire and retain a multiple of their base salary or board retainer in shares of Capital Stock.

The Chief Executive Officer’s required Capital Stock ownership multiple is five times base salary; for the Chief Financial Officer, Executive Vice Presidents and Business Unit Presidents, four times; for Senior Vice Presidents, three times; and for Vice Presidents, two times base salary.  Time-based restricted stock awards count towards Capital Stock ownership goals.  Non-employee directors are required to retain five times their annual board retainer, which is $45,000, resulting in required holdings of $225,000 in 2011.  These guidelines are administered by the Compensation Committee.  Mr. McNamara currently holds shares of Capital Stock with a market value of approximately 18 times his current base salary.  All named executive officers, directors, and other executives have met their Capital Stock ownership guidelines or are pursuing plans that will permit them to achieve them within the time frame allotted by the guidelines.  Mr. Grace, whose wife sold shares in 2011, held a sufficient amount as of March 2012.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with the Company’s management.  Based on these reviews and discussions the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2011 Annual Report on Form 10-K and the Company’s 2012 Proxy Statement:

George J. Walsh III, Chairman
Walter L. Krebs
Andrea R. Lindell
Frank E. Wood

Summary Compensation Table

The following table shows the compensation paid to the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company in 2009, 2010 and 2011 for all services rendered in all capacities to the Company and its subsidiaries:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Non Equity Incentive Award ($)	Stock Awards ($)(a)	Option Awards ($)(a)	Non-Qualified Deferred Compensation Earnings ($)(b)	All Other Compensation ($)(c)	Total ($)
K. J. McNamara	2011	$803,500	$1,400,000	$1,608,979	$1,908,000	$3,762	$638,239	$6,362,480
President and	2010	783,917	1,400,000	1,347,715	1,521,000	5,445	744,093	5,802,170
CEO	2009	780,000	1,500,000	1,335,571	1,404,000	3,797	618,522	5,641,890

D. P. Williams	2011	423,500	498,750	774,080	667,800	1,740	176,638	2,542,508
Executive Vice	2010	413,083	498,750	630,473	532,350	2,518	270,600	2,347,774
President and	2009	411,000	525,000	709,673	491,400	1,753	250,724	2,389,550
CFO

T. S. O’Toole	2011	583,000	445,000	799,336	667,800	3,315	203,196	2,701,647
Executive Vice	2010	568,833	465,000	802,207	532,350	4,798	292,222	2,665,410
President	2009	551,333	405,000	856,528	491,400	3,344	242,744	2,550,349

S. S. Lee	2011	298,080	214,500	368,517	362,520	1,708	189,360	1,434,685
Executive Vice	2010	298,080	195,000	304,672	288,990	2,472	243,809	1,333,023
President	2009	288,840	220,000	376,254	266,760	1,724	237,373	1,390,951

A. V. Tucker, Jr.	2011	208,750	153,900	377,525	343,440	1,099	70,165	1,154,879
Vice President	2010	203,750	153,900	303,797	273,780	1,531	110,785	1,047,543
and Controller	2009	202,750	162,000	356,690	252,720	1,072	99,178	1,074,410

(a)
Amounts represent the grant date fair value of stock options and stock awards determined in accordance with the FASB’s stock based compensation rules.  See Note 4 to the Consolidated Financial Statements included as Exhibit 13 to the Company’s 2011 Annual Report on Form 10-K for a description of the assumptions used in determining the grant date fair value.

(b)
Amounts represent interest earnings on balances in each named executive officer’s account under the Supplemental Pension Plans and also, for Mr. Tucker, the 1986 Severance Plan, that are in excess of 120% of the long-term applicable federal rate as in effect in July 2011.

(c)	See “All Other Compensation Table” for details.

ALL OTHER COMPENSATION TABLE

The table below describes each component of the All Other Compensation column in the Summary Compensation Table:

	K.J. McNamara	D.P. Williams	T.S. O’Toole	S.S. Lee	A.V. Tucker, Jr.
Company contributions to non-qualified deferred compensation plans (a)	$361,421	$146,008	$167,752	$103,417	$49,059
Personal use of Company aircraft (b)	226,218	-	-	-	-
Company contributions to unfunded supplemental retirement plans (c)	26,356	12,185	23,218	11,965	7,003
Personal use of Company apartment	9,530	-	-	-	-
Company contribution to 401(k) plan	7,350	7,350	7,350	7,350	7,350
Long-term care insurance	5,746	6,413	3,681	6,123	4,808
Term life insurance	1,618	1,195	1,195	691	1,195
Personal use of Company golf club membership	-	3,487	-	5,236	-
Payment of certain housing costs	-	-	-	47,858	-
Supplemental life insurance	-	-	-	-	750
Personal use of Company car	-	-	-	6,720	-

Total	$638,239	$176,638	$203,196	$189,360	$70,165

(a)	Represents Company contributions in 2011 to the Excess Benefit Plan on behalf of each of Messrs. McNamara, Williams, O’Toole and Tucker and to the Deferred Compensation Plan on behalf of Mr. Lee.

(b)
The value of the use of the Company aircraft was determined by multiplying the number of flight hours used by the named executive officer by the average variable cost per hour of operating the aircraft in 2011, which includes the cost of fuel, repairs and maintenance.

(c)	Represents the amount credited in 2011 to each named executive officer’s account under the Supplemental Pension Plan and also, for Mr. Tucker, under the 1986 Severance Plan.

Grants of Plan-Based Awards

The following table shows stock option and stock awards granted in 2011 to the named executive officers in the Summary Compensation Table pursuant to the Stock Incentive Plans and the Company’s LTIP.

GRANTS OF PLAN-BASED AWARDS IN 2011

Name	Grant Date (a)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Or Base Price Of Option Awards ($/Share) (a)	Closing Market Price On Grant Date ($/Share)	Grant Date Fair Value of Award ($)(b)
K. J. McNamara	1/14/2011	7,000	-	n.a.	63.33	441,980
	2/18/2011	8,700	-	n.a.	65.32	566,979
	2/18/2011	9,207	-	n.a.	65.32	600,020
	2/18/2011	-	100,000	65.17	65.32	1,908,000

D. P. Williams	1/14/2011	3,600	-	n.a.	63.33	227,304
	2/18/2011	4,600	-	n.a.	65.32	299,782
	2/18/2011	3,790	-	n.a.	65.32	246,994
	2/18/2011	-	35,000	65.17	65.32	667,800

T. S. O’Toole	1/14/2011	4,000	-	n.a.	63.33	252,560
	2/18/2011	4,600	-	n.a.	65.32	299,782
	2/18/2011	3,790	-	n.a.	65.32	246,994
	2/18/2011	-	35,000	65.17	65.32	667,800

S. S. Lee	1/14/2011	2,000	-	n.a.	63.33	126,280
	2/18/2011	2,750	-	n.a.	65.32	179,218
	2/18/2011	967	-	n.a.	65.32	63,019
	2/18/2011	-	19,000	65.17	65.32	362,520

A. V. Tucker, Jr.	1/14/2011	1,800	-	n.a.	63.33	113,652
	2/18/2011	2,300	-	n.a.	65.32	149,891
	2/18/2011	1,749	-	n.a.	65.32	113,982
	2/18/2011	-	18,000	65.17	65.32	343,440

(a)	The exercise price of option awards is the average of the high and low sale prices of the New York Stock Exchange on the date of grant.
(b)
Amounts represent the aggregate grant date fair value of the awards determined in accordance with FASB’s stock based compensation rules. See Note 4 to the Consolidated Financial Statements included as Exhibit 13 to the Company’s 2011 Annual Report on Form 10-K for a description of the assumptions used in determining the grant date fair value.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a description of material factors necessary to understand the information disclosed in the Summary Compensation Table, the All Other Compensation Table and the Grants of Plan-Based Awards in 2011 Table.  This discussion is meant to supplement the information contained in the Compensation Discussion and Analysis.

Base Salary and Annual Cash Incentive Compensation in Proportion to Total Compensation

In 2011, the named executive officers’ base salaries and annual cash incentive compensation represented the following approximate percentages of their total compensation: Mr. McNamara – 34.6%; Mr. Williams – 36.3%; Mr. O’Toole – 38.1%; Mr. Lee – 35.7%; and Mr. Tucker – 31.4%. The Compensation Committee believes that this mix of compensation balances the objectives of rewarding recent results and motivating long-term performance. Additionally, in determining the appropriate combination of compensation, the Compensation Committee places an emphasis on stock options and stock awards in order to closely align the executives’ interests with those of the Company’s stockholders and reward stronger performance of the Company.

Employment Agreements

The Company has employment agreements with three of its named executive officers: Messrs. McNamara, Williams and O’Toole. On May 3, 2008, Mr. McNamara entered into a two-year employment agreement, which provided for his continued employment as a senior executive officer of the Company through May 2, 2010.  The agreement automatically renews on each subsequent May 3 for a one-year term unless either party provides 30 days’ prior written notice of non-renewal.  The agreement provides for a base salary of $700,000 or such higher amount as the Board of Directors may determine.  Mr. McNamara’s current base salary is $841,250.  Mr. McNamara’s employment agreement provides for a lump-sum severance payment, in the event of termination without cause, equal to five times his then-current base salary plus a pro-rated portion of his average annual incentive compensation for the then-past three full fiscal years. He also will be entitled to continue to participate in the Company’s welfare benefit plans for 24 months following termination at the then-current rate of contribution. Such severance payments and benefits are conditioned upon execution of a general release of claims in favor of the Company, nondisclosure and two-year non-compete and non-solicitation covenants. If such payments were subject to the excise taxes imposed by Section 409A of the Code, Mr. McNamara would be entitled to gross-up payments.

Mr. Williams’ employment agreement, entered into on December 1, 2006, provided for his employment as a senior financial executive through November 30, 2008, after which time the term of the agreement was automatically extended by one year and will be further extended by one year on each subsequent December 1 unless either party provides 30 days’ prior written notice of non-renewal. The agreement provides for a base salary of $313,500 or such higher amount as the Board of Directors may determine.  Mr. Williams’ current base salary is $443,400.  Mr. O’Toole’s employment agreement, entered into on May 6, 2007, provides for his employment as a senior executive of the Company through May 5, 2009, after which time the term of the agreement was automatically extended by one year and will be further extended by one year on each subsequent May 6 unless either party provides 30 days’ prior written notice of non-renewal.  Mr. O’Toole’s agreement provides for a base salary of $504,500 or such higher amount as the Board of Directors may determine. Mr. O’Toole’s current base salary is $610,500.

Each of Messrs. Williams’ and O’Toole’s agreements is identical in all material respects to Mr. McNamara’s, except if he were terminated without cause, he would (a) receive a lump-sum severance payment equal to two and a half times his then-current base salary plus a pro-rated portion of his average annual incentive compensation for the then-past three full fiscal years and (b) be entitled to continue to participate in the Company’s welfare benefit plans for 18 months following termination at the then-current rate of contribution.  Such severance payments and benefits for Messrs. Williams and O’Toole are conditioned upon execution of a general release of claims in favor of the Company, nondisclosure and one-year non-compete and non-solicitation covenants.  If such payments were subject to the excise taxes imposed by Section 409A of the Code, Messrs. Williams and O’Toole would be entitled to gross-up payments.

The definition of “cause” under each of the employment agreements is set forth below under the heading “—Termination Without Cause Prior to and Not in Connection With a Change in Control of the Company; Termination Due to Death, Disability or Retirement—Employment Agreements.”

For a termination due to death, disability or retirement, each of Messrs. McNamara, Williams and O’Toole would be entitled under his employment agreement to a lump-sum payment equal to the pro-rated portion of the average of his annual incentive compensation for the then-past three full fiscal years.  Such severance payments under each employment agreement for a termination due to disability or retirement are conditioned upon execution of a general release of claims in favor of the Company and a nondisclosure covenant.

A more detailed discussion of amounts that would be payable to Messrs. McNamara, Williams and O’Toole upon termination is set forth under the heading “—Potential Payments to Executives Upon Termination or Change in Control”.

Annual Cash Incentives

Annual cash incentive compensation is granted by the Compensation Committee, subject to approval by the Board.  For 2011, annual cash incentive compensation was awarded to each of the named executive officers.  The amount of the annual cash incentive compensation awards are set forth in the “Non Equity Incentive Award” column of the Summary Compensation Table.  A more detailed discussion of the criteria that the Compensation Committee considered when recommending the amount of the 2011 cash incentive compensation is set forth in the Compensation Discussion and Analysis.

Stock Incentive Plans

The Company has four Stock Incentive Plans under which stock option awards to purchase shares of Capital Stock and awards of restricted and fully vested stock may be granted to key employees: the 2002 Incentive Plan, the 2004 Incentive Plan, the 2006 Incentive Plan and the 2010 Incentive Plan.  The Company currently grants stock option and restricted stock awards annually to key employees, including the named executive officers, pursuant to the Stock Incentive Plans.

All stock option awards granted under these plans provide for a purchase price equal to the fair market value of the Capital Stock at the date granted. Fair market value is defined as the mean between the high and low sales prices of a share of Capital Stock on the New York Stock Exchange.  Stock option awards granted under the Stock Incentive Plans are non-qualified and, when vested, are exercisable for fully vested shares of Capital Stock.  Stock option awards granted in 2009, 2010 and 2011 will become exercisable in three equal installments on each of the first three anniversaries of the date such awards were granted.  Vested stock option awards remain exercisable for three months following termination of the holder’s employment, if the Compensation Committee so specifically consents, except for termination due to death, incapacity or retirement, in which case vested stock option awards remain exercisable for 15 months following termination.  Unvested stock option awards are forfeited upon termination of employment for any reason.  All unvested stock option awards held by employees will accelerate and vest upon a change in control of the Company.

Restricted stock awards may not be sold or otherwise transferred until they vest.  If the recipient’s employment terminates due to death, disability or termination without cause, or if there is a change in control of the Company, the restrictions on transfer terminate.  With respect to restricted stock awards granted in 2006 and thereafter, upon the holder’s retirement, the restrictions will lapse as to a fraction of the restricted stock equal to the length of time, in years, from the date such awards were granted to the date of the holder’s retirement over the total number of years over which the award would have vested.  Otherwise, restricted stock awards are forfeited upon the holder’s termination of employment.  Holders receive dividends on restricted stock and are entitled to vote such stock, whether or not it has vested.

Long Term Incentive Plan

In 2002, the stockholders approved the LTIP, which provides for grants of cash awards and restricted and fully vested stock awards to officers and key employees of the Company.  However, currently only restricted and fully vested stock awards are granted under the LTIP.  Based on guidelines established by the Compensation Committee, the LTIP permits awards upon the attainment of certain operating performance goals and target share prices.  In 2011, the Company attained the stock price hurdle of $62 per share.  A more detailed discussion of the LTIP can be found in the Compensation Discussion and Analysis.

Other Plans

The named executive officers participate in various plans that are generally available to the employees of the Company, including the Retirement Plan, which is a tax-qualified defined contribution plan, and the Company’s welfare benefit plans.  In addition, the Company has several non-qualified supplemental savings plans for key employees (including each of the named executive officers) whose participation in the Retirement Plan is limited by rules imposed by the Code and ERISA. These non-qualified supplemental savings plans are discussed in greater detail in the narrative that follows the Nonqualified Deferred Compensation Table.  The contributions of the Company which were credited into these plans in 2011 on behalf of each of the named executive officers are set forth in the Nonqualified Deferred Compensation Table.

Eligible employees, including each of the named executive officers, also participate in the Supplemental Pension Plan.  Mr. Tucker also accrues a benefit under the 1986 Severance Plan. The Supplemental Pension Plan and 1986 Severance Plan are supplemental defined contribution plans and are discussed in greater detail in the narrative that follows the Nonqualified Deferred Compensation Table.  Each named executive officer’s accrual of benefits under these plans for 2011 is set forth in the Nonqualified Deferred Compensation Table.

Outstanding Equity Awards at Year End

The following table shows outstanding equity awards at 2011 year end held by the named executive officers in the Summary Compensation Table:

OUTSTANDING EQUITY AWARDS AT YEAR END 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (h) ($)
K. J. McNamara	70,000	-		$51.76	6/28/2016	-		$-
	100,000	-		67.96	5/21/2017	-		-
	100,000	-		33.75	5/19/2018	-		-
	66,666	33,334	(a)	44.02	2/19/2019	-		-
	33,333	66,667	(b)	52.76	2/18/2020	-		-
	-	100,000	(c)	65.17	2/18/2021	-		-
	-	-		-	n.a.	9,615	(d)	492,384
	-	-		-	n.a.	11,359	(e)	581,694
	-	-		-	n.a.	11,846	(f)	606,634
	-	-		-	n.a.	8,700	(g)	445,527
	-	-		-	n.a.	9,207	(g)	471,490

D. P. Williams	26,250	-		51.76	6/28/2016	-		-
	50,000	-		67.96	5/21/2017	-		-
	11,667	-		33.75	5/19/2018	-		-
	23,333	11,667	(a)	44.02	2/19/2019	-		-
	11,666	23,334	(b)	52.76	2/18/2020	-		-
		35,000	(c)	65.17	2/18/2021	-		-
	-	-		-	n.a.	3,900	(d)	199,719
	-	-		-	n.a.	4,680	(e)	239,663
	-	-		-	n.a.	4,928	(f)	252,363
	-	-		-	n.a.	4,600	(g)	235,566
	-	-		-	n.a.	3,790	(g)	194,086

T. S. O’Toole	26,250	-		51.76	6/28/2016	-		-
	20,000	-		67.96	5/21/2017	-		-
	-	11,667	(a)	44.02	2/19/2019	-		-
	11,666	23,334	(b)	52.76	2/18/2020	-		-
		35,000	(c)	65.17	2/18/2021	-		-
	-	-		-	n.a.	5,000	(d)	256,050
	-	-		-	n.a.	5,997	(e)	307,106
	-	-		-	n.a.	5,497	(f)	281,501
	-	-		-	n.a.	4,600	(g)	235,566
	-	-		-	n.a.	3,790	(g)	194,086

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (h) ($)
S. S. Lee	34,000	-		21.78	5/17/2014	-		-
	17,000	-		38.13	3/11/2015	-		-
	17,500	-		51.76	6/28/2016	-		-
	19,000	-		67.96	5/21/2017	-		-
	19,000	-		33.75	5/19/2018	-		-
	12,666	6,334	(a)	44.02	2/19/2019	-		-
	6,333	12,667	(b)	52.76	2/18/2020	-		-
		19,000	(c)	65.17	2/18/2021	-		-
	-	-		-	n.a.	1,500	(d)	76,815
	-	-		-	n.a.	1,817	(e)	93,049
	-	-		-	n.a.	1,516	(f)	77,634
	-	-		-	n.a.	2,750	(g)	140,828
	-	-		-	n.a.	967	(g)	49,520

A. V. Tucker, Jr.	14,000	-		51.76	6/28/2016	-		-
	18,000	-		67.96	5/21/2017	-		-
	12,000	6,000	(a)	44.02	2/19/2019	-		-
	6,000	12,000	(b)	52.76	2/18/2020	-		-
	-	18,000	(c)	65.17	2/18/2021	-		-
	-	-		-	n.a.	2,000	(d)	102,420
	-	-			n.a.	2,408	(e)	123,314
	-	-			n.a.	2,274	(f)	116,452
	-	-			n.a.	2,300	(g)	117,783
	-	-		-	n.a.	1,749	(g)	89,566

(a)	All of the unvested stock option award will vest on February 19, 2012.
(b)	Half of the remaining stock option award will vest on February 18, 2012 and the remainder on February 18, 2013.
(c)	One third of the stock option award will vest on February 18, 2012, one third on February 18, 2013 and the remainder on February 18, 2014.
(d)	Award will vest in full on February 13, 2012.
(e)	Award will vest in full on February 19, 2013.
(f)	Award will vest in full on February 18, 2014.
(g)	Award will vest in full on February 18, 2015.
(h)	Amounts are based on the $51.21 closing price of the Capital Stock on December 30, 2011.

Stock Option Award Exercises and Stock Awards Vested

The table below shows information concerning the exercise of stock option awards and vesting of restricted stock awards during 2011 for the named executive officers in the Summary Compensation Table:

OPTION EXERCISES AND STOCK VESTED IN 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
K. J. McNamara	70,000	$1,896,000	7,000	$441,980
D. P. Williams	23,333	733,123	3,600	227,304
T. S. O’Toole	34,167	869,958	4,000	252,560
S. S. Lee	30,000	1,425,900	3,500	220,180
A. V. Tucker, Jr.	21,000	601,585	1,800	113,652

Nonqualified Defined Contribution and other Nonqualified Deferred Compensation Plans

The table below shows information concerning compensation deferred under the Excess Benefit Plan, the Deferred Compensation Plan, the 1986 Severance Plan and the Supplemental Pension Plan during 2011 by each of the named executive officers in the Summary Compensation Table:

NONQUALIFIED DEFERRED COMPENSATION IN 2011

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(a)	Aggregate Earnings in Last FY ($)(b)	Aggregate Balance at Last FYE ($)
K. J. McNamara
Excess Benefit Plan	$-	$361,421	$(374,156)	$6,099,501
Supplemental Pension and Life Insurance Plan	-	26,356	16,684	260,436
D. P. Williams
Excess Benefit Plan	-	146,008	(58,896)	1,416,252
Supplemental Pension and Life Insurance Plan	-	12,185	7,713	120,405
T. S. O’Toole
Excess Benefit Plan	63,334	167,752	(156,515)	2,989,353
Supplemental Pension and Life Insurance Plan	-	23,218	14,697	229,428
S. S. Lee
Roto-Rooter Deferred Compensation Plan Supplemental Pension and Life Insurance	- -	103,417 11,965	2,698 7,575	2,595,139 118,233
Plan
A. V. Tucker, Jr.
Excess Benefit Plan	-	49,059	(34,189)	1,261,091
Supplemental Pension and Life Insurance Plan	-	7,003	4,434	69,200
1986 Severance Plan	-	-	292	4,454

(a)	Amounts reported in All Other Compensation Table for 2011.

(b)   To the extent that earnings reflected herein exceeded 120% of the long-term applicable federal rate as in effect in July 2011, such earnings are reported for 2011 in the All Other Compensation Table.

The Excess Benefit Plan and the Deferred Compensation Plan

Each of the named executive officers participates in either the Excess Benefit Plan or the Deferred Compensation Plan (collectively, the “Plans”).  The Plans are non-qualified supplemental savings plans that allow participants to defer up to 50% of their base salary and up to 85% of their annual cash incentive compensation and stock award income. The Plans also provide the participants with Company matching contributions which would have been received in the tax-qualified Retirement Plan had the participant’s participation in the Retirement Plan  not been limited by rules imposed under the Code and ERISA. The Plans offer only mutual funds as investment options for participant contributions.  Participants select the mutual funds as investments, and amounts deferred and credited to participant accounts under the Plans are credited with earnings or losses depending on the performance of the selected mutual funds.  Participants can change their investment options for both future deferrals and current account balances at any time. The earnings credited to the accounts of participants are equal to the actual earnings from the mutual funds in which the participants elect to invest.

The table below shows the funds available under the Excess Benefit Plan and the Roto-Rooter Deferred Compensation Plan and their annual rates of return for the calendar year ended December 31, 2011, as reported by the administrator of the Plans.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Europacific Growth Fund	-13.33%	Merrill Lynch Conservative Model Portfolio	3.54%
Blackrock S&P 500 Index	1.98%	Merrill Lynch Moderate Model Portfolio	-1.17%
Blackrock Small Cap Growth Fund	0.22%	Merrill Lynch Moderate/Aggressive Model	-2.95%
Chemed Corporation Common Stock	-18.57%	Portfolio
Columbia Midcap Index Fund	-1.89%	Merrill Lynch Moderate/Conservative Model	-0.96%
Columbia Small Cap Value Fund	-6.00%	Portfolio
Goldman Sachs Mid Cap Value Fund	-6.26%	Oppenheimer Global Fund	-8.46%
Harbor International Fund	-11.13%	Prudential Jennison Mid Cap Fund	2.42%
Invesco Real Estate Fund	8.05%	Pimco Low Duration Fund	1.72%
Invesco Van Kampen Growth Fund	-1.89%	Pimco Real Return Bond Fund	11.57%
Mainstay Large Cap Growth Fund	-0.19%	Pimco Total Return Fund	4.16%
Merrill Lynch Aggressive Model Portfolio	-5.25%	Retirement Reserves Money Fund	0.00%
		Supplemental Pension and Life	7.00%

Prior to making deferrals in the Plans, participants must specify the date and manner in which they wish to receive their distribution from the Plans.  Participants may receive the amounts credited to their accounts at retirement, termination of employment or on a specific date following termination or retirement. Participants must also elect whether to receive distributions in a lump sum or in installment payments. Participants may elect to receive some or all of each year’s deferral and related earnings on a specific date prior to retirement or termination of employment (“In-Service Distribution”). In order to satisfy the requirements of Section 409A of the Code, certain “key employees” may not receive a distribution from the Plans until six months following a separation from service. In-Service Distributions are not subject to the six-month delay.

Messrs. McNamara, Williams, O’Toole and Tucker received Company contributions in the Excess Benefit Plan for the plan year 2011 in the amounts set forth in the Nonqualified Deferred Compensation Table.  Also as set forth in the Nonqualified Deferred Compensation Table, Mr. O’Toole has elected to defer a portion of his 2011 compensation to the Excess Benefit Plan and has also received Company contributions in such plan.

Supplemental Pension Plan

The Supplemental Pension Plan is an unfunded defined contribution plan that provides certain key employees with a supplemental pension and an optional life insurance benefit. Participants’ accounts are credited with a fixed monthly Company contribution. Participants have the option to use a portion of this Company contribution to purchase supplemental term life insurance. The Supplemental Pension Plan does not allow for employee contributions or deferrals. The participants’ accounts are credited with monthly earnings based on an annual interest rate. This interest rate is subject to change once a year and is based on then-prevailing interest rates. Currently this interest rate is 7%. All of the named executive officers are participants in the Supplemental Pension Plan.

1986 Severance Plan

The 1986 Severance Plan was established in connection with the Company’s 1986 elimination of its defined benefit retirement plan and adoption of a defined contribution plan. It is an unfunded defined contribution plan in which the participants’ accounts are credited with certain Company contributions.  Mr. Tucker is the only named executive officer who participates in the 1986 Severance Plan.

Potential Payment to Executives Upon Termination or Change in Control

The following table represents the amounts of compensation that would be due to each of the named executive officers upon each of the listed scenarios pursuant to the Company’s plans and agreements, as if such event had occurred on December 31, 2011.  The amounts shown are estimates of the amounts that would be payable in each circumstance, and the actual amounts payable will only be determined upon the actual occurrence of such event.

	K. J. McNamara	D. P. Williams	T. S. O’Toole	S. S. Lee	A. V. Tucker, Jr.
Termination without Cause
Severance payment (a)(b)	$4,017,500	$1,058,750	$1,457,500	$447,120	$313,125
Pro-rated annual incentive	2,025,014	762,253	678,672	294,334	273,953
compensation (a)(c)
Welfare benefit continuation (d)	29,302	25,646	16,140	19,412	12,834
Acceleration of restricted stock	2,597,730	1,121,397	1,274,310	437,846	549,535
awards (e)
Total	$8,669,546	$2,968,046	$3,426,622	$1,198,712	$1,149,447
Involuntary Termination for Cause or Voluntary Termination
Severance payment	-	-	-	-	-
Welfare benefit continuation	-	-	-	-	-
Total	-	-	-	-	-
Termination due to Death or Disability
Pro-rated annual incentive	$2,025,014	$762,253	$678,672	$294,334	$273,953
compensation (a)(c)
Welfare benefit continuation	-	-	-	-	-
Acceleration of restricted stock	2,597,730	1,121,397	1,274,310	437,846	549,535
awards (e)
Total	$4,622,744	$1,883,650	$1,952,982	$732,180	$823,488
Termination due to Retirement
Pro-rated annual incentive	$2,025,014	$762,253	$678,672	$294,334	$273,953
compensation (a)(c)
Welfare benefit continuation	-	-	-	-	-
Acceleration of restricted stock	811,832	332,711	415,979	123,570	167,610
awards (e)
Total	$2,836,846	$1,094,964	$1,094,651	$417,904	$441,563
Change in Control with No Termination
Annual incentive compensation	$2,025,014	$762,253	$678,672	$294,334	$273,953
payment (a)(g)
Acceleration of stock option and	2,837,401	1,205,283	1,358,196	483,387	592,675
restricted stock awards (f)
280G Gross-up payment (h)	-	-	-	-	-
Total	$4,862,415	$1,967,536	$2,036,868	$777,721	$866,628
Qualifying Termination following or in connection with a Change in Control
Severance payment (a)(i)	$8,485,542	$3,557,259	$3,785,016	$1,184,828	$965,406
Annual incentive compensation	2,025,014	762,253	678,672	294,334	273,953
payment (a)(g)
Welfare benefit continuation and	789,373	94,444	64,786	181,470	53,930
perquisite continuation and
outplacement assistance (j)
Company contributions to deferred	1,185,381	496,629	594,960	245,464	126,824
compensation plans (k)
Acceleration of stock option and	2,837,401	1,205,283	1,358,196	483,387	592,675
restricted stock awards (f)
280G Gross-up payment (h)	1,355,175	310,731	312,325	-	-
Total	$16,677,886	$6,426,599	$6,793,955	$2,389,483	$2,012,788

(a)

The amounts shown are based on the following base salaries as of December 31, 2011 and average annual incentive compensation for the 2009, 2010 and 2011 fiscal years: for Mr. McNamara, $803,500 base salary and $2,025,014 annual incentive compensation; for Mr. Williams, $423,500 base salary and $762,253 annual incentive compensation; for Mr. O’Toole, $583,000 base salary and $678,672 annual incentive compensation; for Mr. Lee, $298,080 base salary and $294,334 annual incentive compensation; and for Mr. Tucker, $208,750 base salary and $273,953 annual incentive compensation.

(b)
The severance payment is a lump-sum payment equal to: for Mr. McNamara, five times his base salary; for each of Messrs. Williams and O’Toole, two and a half times his base salary; and for each of Messrs. Lee and Tucker, one and a half times his base salary.

(c)
The pro-rated annual incentive compensation is equal to a pro-rated portion of the executive’s average annual incentive compensation for the 2009, 2010 and 2011 fiscal years, as if the termination had occurred on December 31, 2011.

(d)
The amounts shown consist of, for the period specified in the employment agreements of Messrs. McNamara, Williams and O’Toole, or, for Messrs. Lee and Tucker, in the Senior Executive Severance Policy, the continued provision of welfare benefits under the Company’s welfare benefit plans. With respect to these benefits, the amounts shown have been calculated based upon the current premiums paid by the Company for such benefits.

(e)
Upon termination without cause or due to death or disability, the restricted stock awards held by each named executive officer will vest in full.  Upon termination due to retirement, the restrictions will lapse as to a fraction of the restricted stock equal to the length of time, in years, from the date granted to the date of retirement over the total number of years over which the award would have vested. The value of each share of restricted stock subject to acceleration was determined by multiplying the number of such restricted shares by $51.21 (the closing price of one share of Capital Stock on December 30, 2011).

(f)
The value of each stock option award subject to acceleration was determined by multiplying the number of stock option awards by the excess, if any, of $51.21 (the closing price of one share of Capital Stock on December 30, 2011) over the exercise price of such stock option awards.  The value of each share of restricted stock subject to acceleration was determined by multiplying the number of such restricted shares by $51.21 (the closing price of one share of Capital Stock on December 30, 2011).

(g)	The incentive payment is equal to the executive’s average annual incentive compensation for the 2009, 2010 and 2011 fiscal years.
(h)
The amount of the excise taxes imposed pursuant to Section 4999 of the Code was determined by multiplying by 20% the “excess parachute payment” that would arise in connection with payments made to the applicable named executive officer upon the triggering event.  The excess parachute payment was determined in accordance with the provisions of Section 280G of the Code. The amount of the gross-up payment to make each named executive officer whole on an after-tax basis for the excise taxes imposed under Section 4999 of the Code was determined assuming a federal tax rate of 35% and 6% state tax rate for each named executive officer.

(i)
The severance payment is equal to: for each of Messrs. McNamara, Williams and O’Toole, three times the sum of his current base salary and average annual incentive compensation for the 2009, 2010 and 2011 fiscal years; for each of Messrs. Lee and Tucker, two times the sum of his current base salary and average annual incentive compensation for the 2009, 2010 and 2011 fiscal years.  For a description of the current base salary and average annual incentive compensation for 2009, 2010 and 2011 for each of the named executive officers, see footnote (a) to this table above.

(j)
The amounts shown assume that Messrs. McNamara, Williams and O’Toole elect to receive their severance benefits under the Change in Control Plan, which will result in each receiving greater benefits than he would be entitled to receive under his employment agreement.  Accordingly, the amounts shown consist of, for the period specified in the Change in Control Plan, (i) the continued provision of the perquisites (if any) listed in the All Other Compensation Table at 2011 levels, (ii) the continued provision of benefits under the Company’s welfare benefit plans, and (iii) outplacement assistance. With respect to the continued provision of benefits under the Company’s welfare benefit plans, the amounts shown have been calculated based upon the current premiums paid by the Company for such benefits.

(k)
The amounts shown equal the amount of Company contributions that would have been made on the executive’s behalf in the Company’s qualified and non-qualified defined contribution plans had the executive continued participation in such plans, at the level in effect on December 31, 2011, for a three-year period following a Qualifying Termination for Messrs. McNamara, Williams and O’Toole, and a two-year period following a Qualifying Termination for Messrs. Lee and Tucker.

Termination Without Cause Prior to and Not in Connection With a Change in Control of the Company; Termination Due to Death, Disability or Retirement

Employment Agreements

The Company has entered into employment agreements, described in additional detail under the headings “—Compensation Discussion and Analysis—Employment Agreements; Severance Payments; Change in Control” and “—Termination Without Cause Prior to and Not in Connection With a Change in Control of the Company; Termination Due to Death, Disability or Retirement—Employment Agreements” above, with each of Messrs. McNamara, Williams and O’Toole.  Pursuant to the terms of these employment agreements, each of Messrs. McNamara, Williams and O’Toole would be entitled to cash severance benefits if his employment was terminated without cause or due to termination of his employment by reason of his death, disability or retirement.

For a termination without cause, Mr. McNamara would be entitled to a lump-sum payment equal to five times his then-current base salary plus a pro-rated portion of his average annual incentive compensation for the then-past three full fiscal years, and each of Messrs. Williams and O’Toole would be entitled to a lump-sum payment equal to two and a half times his then-current base salary plus a pro-rated portion of his average annual incentive compensation for the then-past three full fiscal years.  Mr. McNamara would also be entitled to continue to participate in the Company’s welfare benefit plans for 24 months following termination at the then-current rate of contribution.  Each of Messrs. Williams and O’Toole would be entitled to continue to participate in the Company’s welfare benefit plans for 18 months following termination at the then-current rate of contribution.  Such severance payments and benefits are conditioned upon execution of a general release of claims in favor of the Company, nondisclosure and, for Mr. McNamara, two-year non-compete and non-solicitation covenants and, for Messrs.  Williams and O’Toole, one-year non-compete and non-solicitation covenants.

The definition of “cause” pursuant to the employment agreements is (a) the willful and repeated failure of the executive to substantially perform his duties, other than a failure resulting from physical or mental illness; (b) the executive’s conviction of, or plea of guilty or nolo contendere to, a felony which is materially and demonstrably injurious to the Company; or (c) the executive’s engagement in willful gross misconduct or gross negligence in connection with his employment.

For a termination due to death, disability or retirement, each of Messrs. McNamara, Williams and O’Toole would be entitled to a lump-sum payment equal to the pro-rated portion of the average of his annual incentive compensation for the then-past three full fiscal years.  Such severance payments under each employment agreement for a termination due to disability or retirement are conditioned upon execution of a general release of claims in favor of the Company and a nondisclosure covenant.

If the payments set forth above were subject to the excise taxes imposed by Section 409A of the Code, Messrs. McNamara, Williams and O’Toole would be entitled to a gross-up payment. For purposes of the quantification of possible payments due to Messrs. McNamara, Williams and O’Toole in each of the scenarios set forth in the table above, it is assumed that no excise taxes pursuant to Section 409A of the Code would be imposed.  As such, the amounts in the table under the heading “—Potential Payment to Executives Upon Termination or Change in Control” do not reflect a gross-up payment with respect to any excise tax pursuant to Section 409A of the Code.

Senior Executive Severance Policy

The Senior Executive Severance Policy, described in more detail in the Compensation Discussion and Analysis above, provides cash severance benefits to participants upon a termination without cause or due to death, disability or retirement.  The Senior Executive Severance Policy covers 12 employees, including Messrs. Lee and Tucker.  Messrs. McNamara, Williams and O’Toole are not covered by this policy.

For a termination without cause, each of Messrs. Lee and Tucker would be entitled to a lump-sum payment equal to one and a half times his then-current base salary plus a pro-rated portion of his average annual incentive compensation for the then-past three full fiscal years.  Messrs. Lee and Tucker would also be entitled to continue to participate in the Company’s welfare benefit plans for one year following termination of employment at the then-current rate of contribution.  The definition of “cause” under the Senior Executive Severance Policy is identical to the definition of cause under the employment agreements described above.

For a termination due to death, disability or retirement, each of Messrs. Lee and Tucker would be entitled to a lump-sum payment equal to the pro-rated portion of the average of his annual incentive compensation for the then-past three full fiscal years.

If the payments set forth above were subject to the excise taxes imposed by Section 409A of the Code,  Messrs. Lee and Tucker would be entitled to a gross-up payment.  For purposes of the quantification of possible payments due to Messrs. Lee and Tucker upon termination under the Senior Executive Severance Policy in each of the scenarios set forth in the table above, it is assumed that no excise taxes pursuant to Section 409A of the Code would be imposed.   As such, the amounts in the table under the heading “—Potential Payment to Executives Upon Termination or Change in Control” do not reflect a gross-up payment with respect to any excise tax pursuant to Section 409A of the Code.

Severance payments and benefits under the Senior Executive Severance Policy are conditioned upon execution of a general release of claims in favor of the Company.  Additionally, for a termination without cause or due to disability or retirement, such severance payments and benefits are conditioned upon nondisclosure and one-year non-compete and non-solicitation covenants.

Equity Compensation Plans

Pursuant to the Stock Incentive Plans, all restricted stock awards vest upon the holder’s termination of employment due to death, disability or termination without cause. With respect to restricted stock awards granted in 2006 and thereafter, upon the holder’s retirement, the restrictions will lapse as to a fraction of the restricted stock equal to the length of time, in years, from the date such awards were granted to the date of the holder’s retirement over the total number of years over which the award would have vested.  Vested stock option awards granted under the Stock Incentive Plans remain exercisable for three months following termination of the holder’s employment, if the Compensation Committee so specifically consents, except for termination due to death, incapacity or retirement, in which case vested stock option awards remain exercisable for 15 months following termination and unvested options continue to vest for 3 months upon retirement.  Unvested stock option awards are forfeited upon termination of employment for any reason.  For a description of the treatment of outstanding unvested stock option awards and restricted stock awards upon a change in control of the Company, see the narrative under the heading “—Potential Payment to Executives Upon Termination or Change in Control—Change in Control of the Company” below.

Change in Control of the Company

Change In Control Plan

The Change in Control Plan, described in additional detail in the Compensation Discussion and Analysis, covers 15 executive officers of the Company, including the named executive officers.  However, in the event of a change in control of the Company, Messrs. McNamara, Williams and O’Toole would not receive benefits under both their employment agreements and the Change in Control Plan, and the participants in the Senior Executive Severance Policy would not receive benefits under both the Senior Executive Severance Policy and the Change in Control Plan.

Under the Change in Control Plan, a change in control of the Company means, in general, the occurrence of any one of the following events: (a) certain acquisitions by a third party of at least 30% of the then-outstanding Capital Stock; (b) individuals who constituted the Board of Directors when the plan became effective (the “Incumbent Board”) cease to constitute at least a majority of the Board (provided that the Incumbent Board will be deemed to include any director (other than one elected in certain contested solicitations) whose election, or nomination by the stockholders for election, to the Board was approved by a majority of the Board members then comprising the Incumbent Board); (c) consummation of certain mergers, consolidations and similar transactions involving the Company unless the Company is the surviving entity and no person holds 30% or more of the then-outstanding Capital Stock (except to the extent such ownership existed prior to the transaction) and individuals who were members of the Incumbent Board constitute at least a majority of the Board following such transaction; (d) approval by the Company’s stockholders of a plan for the complete liquidation or dissolution of the Company or the sale of all or substantially all of the Company’s assets; or (e) any other transaction that the Compensation Committee or such other Committee as determined by the Board deems to be a change in control.

The Change in Control Plan provides for severance payments and benefits in the event of a change in control of the Company followed within two years by an executive’s termination of employment either without cause or for good reason (“double trigger”).  Payments under the Change in Control Plan are triggered by (a) termination of employment by the Company without cause or (b) termination of employment by the employee within 90 days of an event giving him or her good reason to so terminate (such termination without cause or for good reason, a “Qualifying Termination”).  The definition of cause is identical to the definition of cause in the employment agreements discussed above.  Good reason consists of a material reduction in the nature and scope of the participant’s responsibilities, authority or duties; a reduction in the participant’s base salary below the participant’s highest base salary during the 120-day period prior to or any time following a change in control, annual incentive compensation below the participant’s average annual incentive compensation for the then-past three full fiscal years prior to the change in control, equity-based compensation below that received during the 120-day period prior to the change in control or in the aggregate level of employee benefits; a relocation of the participant’s principal work location by more than 50 miles; or notice of the Company’s intention to cancel or not renew his employment agreement.

Upon a Qualifying Termination, Messrs. McNamara, Williams and O’Toole would receive a payment equal to three times, and Messrs. Lee and Tucker would receive a payment equal to two times, the sum of (a) such named executive officer’s highest base salary during the 120-day period prior to or any time following the change in control and (b) the average of such named executive officer’s annual incentive compensation for the then-past three full fiscal years prior to the change in control, all paid in cash in a lump-sum within 10 days following termination.  If the Qualifying Termination were to take place in a fiscal year other than the fiscal year during which the change in control occurred, each named executive officer would also receive a pro-rated portion of his three-year average annual incentive compensation.

Upon a Qualifying Termination, participants would also be entitled to receive benefits under the Company’s welfare benefit plans and perquisites for a period of three years (for Messrs. McNamara, Williams and O’Toole) or two years (for Messrs. Lee and Tucker), and outplacement assistance up to $25,000.  Such perquisites would be provided at a level comparable to the level of perquisites received immediately prior to the Qualifying Termination or the change in control, whichever would be more favorable to the participant.  If the employee becomes re-employed during the applicable two-year or three-year period and is eligible to receive comparable benefits from his new employer, the benefits provided by the Company under its welfare benefit plans are secondary to those provided by the new employer.

Within 10 days of a Qualifying Termination, a participant would also be entitled to receive a lump-sum cash payment in the amount of employer contributions to the participant’s account in the Company’s qualified and non-qualified defined contribution plans, assuming the participant’s participation in the plans had continued on the same basis as immediately prior to the termination for the applicable three-year period (for Messrs. McNamara, Williams and O’Toole) or two-year period (for Messrs. Lee and Tucker).

Regardless of whether a participant is terminated and in addition to the severance benefits set forth above, upon a change in control, each participant in the Change in Control Plan would receive, within 10 days following the change in control, a lump-sum payment equal to the average of the participant’s annual incentive compensation for the then-past three full fiscal years, and all unvested portions of stock option and restricted stock awards would vest in full upon the date of the change in control.  In addition, the Change in Control Plan provides that the Compensation Committee would allocate and distribute any shares of Capital Stock that are unallocated as of the date of the change in control under the Company’s equity-based plans to the participants of such equity-based plans upon the change in control.  The allocation of unallocated shares of Capital Stock from the Company’s equity-based plans is not included in the quantification of possible payments due to the named executive officers pursuant to the Change in Control Plan because the amount of shares of Capital Stock that would be allocated to each of the named executive officers is at the discretion of the Compensation Committee.  The payments described in this paragraph are referred to as “single-trigger” payments.

 All payments under the Change in Control Plan are conditioned on execution of a general release of claims in favor of the Company.  If payments under the Change in Control Plan were subject to taxes imposed by Sections 4999 or 409A of the Code, the participant would be entitled to a gross-up payment.  For purposes of the quantification of possible payments due to the named executive officers pursuant to the Change in Control Plan, it is assumed that no excise tax pursuant to Section 409A of the Code would be imposed.  As such, the amounts in the table under the heading “—Potential Payment to Executives Upon Termination or Change in Control” do not reflect a gross-up payment with respect to any excise taxes pursuant to Section 409A of the Code.   The amount of gross-up payments to which the named executive officers would be entitled with respect to tax imposed by Section 4999 of the Code are set forth in the table above under the heading “—Potential Payment to Executives Upon Termination of Change in Control”, and the assumptions used in determining the amounts are set forth in footnote (h) of such table.

Equity Compensation Plans

Pursuant to the Stock Incentive Plans, upon a change in control of the Company, all outstanding unvested stock option and restricted stock awards would become fully vested.  Under the Stock Incentive Plans, a change in control of the Company means, in general, the occurrence of any one of the following events: (a) certain acquisitions by a third party of at least 30% of the then-outstanding Capital Stock; (b) the expiration of a tender offer or exchange offer (other than an offer by the Company) pursuant to which 20% or more of the shares of Capital Stock have been purchased; (c) merger or consolidation in which the Company is not the surviving corporation, a plan for the liquidation of the Company or an agreement for the sale or other disposition of all or substantially all of the Company’s assets; or (d) during any period of two consecutive years, individuals who constitute the Board of Directors at the beginning of such period cease to constitute at least a majority of the Board (provided that the Board at the beginning of such period shall be deemed to include any director whose nomination for election was approved by at least one-half of the persons who were directors (or deemed to be directors) at the beginning of the two-year period).

Deferred Compensation Plans

Upon a termination for any reason, each of Messrs. McNamara, Williams, O’Toole and Tucker would be entitled to the aggregate balance in his account in the Excess Benefit Plan, and Mr. Lee would be entitled to the aggregate balance in his account in the Deferred Compensation Plan.  Each of the named executive officers would also be entitled to the aggregate balance in his account in the Supplemental Pension Plan, and Mr. Tucker would be entitled to the aggregate balance in his account in the 1986 Severance Plan. The aggregate balances in these accounts for each named executive officer are set forth in the Non-Qualified Deferred Compensation Table above.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Mr. Gemunder is a director of the Company and until his retirement in August 2010 was a director and President and Chief Executive Officer of Omnicare.  Until May of 2010, Ms. Laney, a director emeritus of the Company, was also a director of Omnicare.  Ms. Lindell is a director of the Company and Omnicare.

Ms. Laney receives $15,000 per year as chairperson of the Chemed Foundation, a charitable organization affiliated with the Company.

In October 2004, a subsidiary of Vitas Healthcare Corporation (“Vitas”) entered into a pharmacy services agreement with Omnicare, pursuant to which Omnicare provides specified pharmacy services for Vitas and its hospice patients in geographical areas served by both Vitas and Omnicare.  The agreement had an initial term of three years and  renews automatically thereafter for one-year terms.  Either party may cancel the agreement at the end of any term by giving written notice at least 90 days prior to the end of the term.  In June 2004, Vitas entered into a pharmacy services agreement with excelleRx.  The agreement had an initial term of one year and automatically renews unless either party provides a 90-day written notice of non-renewal.  After June 2004, Omnicare acquired excelleRx.  During 2011, Vitas made purchases of $39.4 million from Omnicare under these two agreements.

In connection with the August 2001 sale of assets of the Company’s former subsidiary, Cadre Computer Resources, Inc., to Cadre Computer Resources Co. (“Cadre Computer”), Cadre Computer subleases 7,800 square feet of office space from the Company at a rate of $17.81 per square foot plus operating costs.  The lease ends April 30, 2016, with either party able to terminate on six month’s notice after April 30, 2007.  Messrs. McNamara and Williams and Ms. Laney serve as directors of Cadre Computer.  Ms. Laney, who is chairman and Chief Executive Officer of Cadre Computer, also has a majority ownership interest in Cadre Computer.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

This table sets forth information as of December 31, 2011, with respect to the only persons known to us to beneficially own more than 5% of the outstanding Capital Stock:

Name or Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (a)
 Royce & Associates, LLC
 745 Fifth Avenue
 New York, New York 10151

 FMR, LLC
 82 Devonshire Street
 Boston, MA 02109

 BlackRock, Inc.
 40 E. 52nd Street
 New York, NY 10022

 Vanguard Group, Inc.
 100 Vanguard Boulevard
 Malvern, PA 19355

 Riverbridge Partners LLC
 801 Nicolett Mall
 Suite 600
 Minneapolis, MN 55402

	1,606,208 shares (b) 2,080,540 shares (d) 1,481,344 shares (f) 1,228,145 shares (h) 1,167,145 shares (j)	8.1% (c) 10.9% (e) 7.5% (g) 6.2% (i) 5.9% (k)

(a) For purposes of calculating Percent of Class, all shares of Capital Stock subject to stock option awards which   were exercisable within 60 days of December 31, 2011, were assumed to have been issued.
(b) Sole voting power, 1,606,208 shares; sole dispositive power, 1,606,208 shares.
(c) Information is based on Schedule 13G filed with the SEC on January 9, 2012.
(d) Sole voting power, 509,940 shares; sole dispositive power, 2,080,540 shares.
(e) Information is based on Schedule 13GA filed with the SEC on March 12, 2012.
(f) Sole voting power, 1,481,344 shares; sole dispositive power 1,481,344 shares.
(g) Information is based on a Schedule 13G filed with the SEC on February 13, 2012.
(h) Sole voting power, 28,357 shares; sole dispositive power 1,199,788 shares.
(i) Information is based on a Schedule 13G filed with the SEC on February 10, 2012.
(j) Sole voting power, 897,873 shares; sole dispositive power 1,167,145 shares.
(k) Information is based on a Schedule 13G filed with the SEC on February 6, 2012.

This table shows the shares of Capital Stock beneficially owned and pledged, if any, by all nominees and directors of the Company, the executive officers named in the Summary Compensation Table and the Company’s directors and executive officers as a group as of December 31, 2011:

	Amount and Nature of Beneficial Ownership
	Direct and		Trusteeships
	Retirement	Options	and Family		Percent of
Owner	Plan (a)	Exercisable (a)	Holdings (b )	Total	Class (c)
Kevin J. McNamara	207,548	444,999	-	652,547	3.07%

Joel F. Gemunder	17,414	-	-	17,414	-

Patrick P. Grace	3,013	-	-	3,013	-

Thomas C. Hutton	62,471	38,998	51,731	153,200	-

Walter L. Krebs	12,686	-	-	12,686	-

Spencer S. Lee	49,996	144,499	-	194,495	-

Andrea R. Lindell	3,938	-	-	3,938	-

Timothy S. O'Toole	64,458	92,916	-	157,374	-

Thomas P. Rice	2,938	-	-	2,938	-

Donald E. Saunders	10,210	-	-	10,210	-

George J. Walsh III	5,580	-	-	5,580	-

Frank E. Wood	6,338	-	-	6,338	-

Arthur V. Tucker Jr.	21,239	67,998	-	89,237	-
David P. Williams	97,074	157,916	-	254,990	-

Chemed Foundation	-	-	112,876	112,876	-

Directors and Executive Officers as a Group	564,903	947,326	164,607	1,676,836	7.91%

(a)	Such securities include shares of Capital Stock allocated as of December 31, 2011, to the account of each named person or member of the group under the Retirement Plan or, with respect to Mr. Gemunder, allocated to his account as of December 31, 2011, under the Omnicare Employees’ Savings and Investment Plan (the “Omnicare Savings Plan”). “Option” refers to shares of Capital Stock which the named person or group has a right to acquire within 60 days from December 31, 2011. Except as otherwise disclosed in this Proxy Statement, each director, director nominee and executive officer has sole voting and investment power over the shares of Capital Stock shown as beneficially owned.
(b)	Mr. T. C. Hutton is a trustee of the Edward L. Hutton Foundation which holds 22,162 shares over which the trustee has shared voting and investment power. Messrs. McNamara and T. C. Hutton and Ms. Laney are trustees of the Chemed Foundation, which holds 112,876 shares of Capital Stock over which the trustees share both voting and investment power. This number is included in the total number of “Trustee” shares held by the Directors and Executive Officers as a Group but is not reflected in the respective holdings of the individual trustees.
(c)	Percent of Class includes Direct, Option and Trustee shares where indicated. For purposes of determining the Percent of Class, all shares of Capital Stock subject to stock option awards which were exercisable within 60 days from December 31, 2011, were assumed to have been issued. Percent of Class under 1.0% is not shown. Shares of Capital Stock over which more than one individual holds beneficial ownership have been counted only once in calculating the aggregate number of shares of Capital Stock owned by Directors and Executive Officers as a Group.

Section 16(a) Beneficial Ownership Reporting Compliance

During 2011, all reports for the Company’s executive officers, directors and beneficial owners of more than 10% of the outstanding shares of Capital Stock required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis, with the exception of Mr. Grace, who filed a Form 4A in March of 2012 to reflect a sale of 200 shares in April 2007, a purchase of 1,200 shares in April of 2008, and four unreported sales made by his wife in June-September of 2011.

    RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected the firm of PricewaterhouseCoopers LLP as independent accountants for the Company and its consolidated subsidiaries for 2012.  This firm has acted as independent accountants for the Company and its consolidated subsidiaries since 1970.  Although the submission of this matter to the stockholders is not required by law or by the bylaws of the Company, the selection of PricewaterhouseCoopers LLP will be submitted for ratification at the Annual Meeting.  The affirmative vote of the majority of the shares represented at the meeting, with abstentions having the effect of negative votes, will be necessary to ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the Company and its consolidated subsidiaries for 2012.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.  The Board unanimously recommends that you vote FOR the ratification of the Audit Committee’s selection of independent accountants.   If the selection is not ratified at the meeting, the Audit Committee will reconsider its selection of independent accountants.

AUDIT COMMITTEE REPORT

The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring:

●	The integrity of the Company’s financial statements.

●	Compliance by the Company with legal and regulatory requirements.

●	The independence and performance of the Company’s internal and external auditors.

During 2000, the Audit Committee developed a charter for the Committee, which was approved by the full Board of Directors on May 15, 2000.  The charter was most recently amended on November 10, 2006.  A copy of the charter is available on the Company’s Web site, www.chemed.com.

The Company’s management has primary responsibility for preparing the Company’s financial statements and for the Company’s financial reporting process.  The Company’s independent accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements and management’s report on internal control over financial reporting with the Company’s management.

2.
The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61, as amended (Codification of Statements on Auditing Standard, AU 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.
The Audit Committee has received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent accountants the independent accountants’ independence.

4.
Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

The undersigned members of the Audit Committee have submitted this Report.

Donald E. Saunders,
Chairman
Patrick P. Grace
Thomas P. Rice

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Audit Fees

PricewaterhouseCoopers LLP billed the Company $1,570,000 for 2010 and $1,616,000 for 2011.  The fees were for professional services rendered for the integrated audit of the Company’s annual financial statements and of its internal controls over financial reporting, review of the financial statements included in the Company’s Forms 10-Q and review of documents filed with the SEC.

Audit-Related Fees

PricewaterhouseCoopers LLP billed the Company $133,000 and $127,000 for 2010 and 2011, respectively, for audit-related services.  These services were related to the audit of one of Vitas’ Florida subsidiaries.

Tax Fees

No such services were rendered during 2010 or 2011.

All Other Fees

No such services were rendered during 2011.  For 2010, $30,000 was billed for Consulting Services.

The Audit Committee has adopted a policy which requires the Committee’s pre-approval of audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence.  The Audit Committee pre-approved all of the audit and non-audit services rendered by PricewaterhouseCoopers LLP as listed above.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We encourage stockholders to review the Compensation Disclosure and Analysis above.  Our creation of value over time is due to the efforts of our talented and committed executives.  We believe our executive compensation program is intended to achieve the objective of aligning executives’ interests with those of stockholders.  It rewards executives for long-term growth in the value of Capital Stock through encouraging them to hold a significant amount of the Company’s equity; paying for performance through both cash and equity-based incentives that, in turn, provide greater rewards for stronger performance of the Company as a whole and the Company’s business units; paying competitively in order to attract and retain senior executives; and creating incentives to maximize the long-term growth of the Company’s business.  The weighting of incentive compensation toward long-term awards discourages short term risk taking.  Rolling performance targets also discourage such behavior.  Further, the Company’s Stock Ownership Guidelines discourage such behavior by aligning employees’ interests with those of stockholders.

The elements of the Company’s compensation program include base salary, annual cash incentive compensation and long-term incentive compensation in the forms of stock option awards, restricted stock awards and awards under the LTIP (in the form of cash and restricted and fully vested stock awards).  Each salary, annual cash incentive compensation and pension and welfare benefits plan amount is established by the non-employee members of the Board of Directors based upon levels that the Committee and such Board members determine are competitive and are intended to reward for current and past performance, while longer-term incentives such as stock option awards, restricted stock awards and awards under the LTIP, are intended to create incentive for future growth.  Restricted stock awards generally vest on the fourth anniversary of the date granted.

In 2011 stockholders voted to conduct an advisory vote on executive compensation every year.  The Board has adopted this frequency.

The Board endorses the Company’s executive compensation program and recommends stockholders vote in favor of the following resolution:

“RESOLVED, that compensation paid to the Company’s executive officers as disclosed pursuant to Item 402 of Regulation S-K described in this proxy statement under “Executive Compensation”, including the Compensation Discussion and Analysis, Compensation tables and narrative discussion contained in this proxy statement, is hereby APPROVED.”

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal.  The Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends a vote FOR the approval of the Company’s executive compensation.

STOCKHOLDER PROPOSALS

Any stockholder proposals for the 2013 Annual Meeting of Stockholders must be in writing and received by the Secretary of the Company not earlier than January 21, 2013 nor later than February 20, 2013 to be eligible for inclusion in the Company’s proxy statement and accompanying proxy for such meeting, unless the date of the 2013 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 90 days from May 21, 2013, in which case such proposal must be received not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such meeting, or, if the first public announcement of such meeting is less than 100 days prior to it, the 10th day following the day the Company made such public announcement.  In the case of untimely notice of a proposal, persons named in the proxies solicited by the Company for the 2013 Annual Meeting of Stockholders (or their substitutes) will be allowed to use their discretionary voting authority when the proposal is raised at the meeting without any discussion of the proposal in its proxy materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

The Proxy Statement and the Company’s 2011 Annual Report are available on the Company’s Web site at http://www.chemed.com.

Information on how to obtain directions to be able to attend the meeting and vote in person are available by contacting :

Innisfree M&A Incorporated
Stockholders May Call Toll-Free:  (888) 750-5834
Banks and Brokers May Call Collect:  (212) 750-5833

—or—

You may write to us at:

Chemed Corporation
Investor Relations
255 East Fifth Street
Suite 2600
Cincinnati, Ohio 45202-4726

The Company makes available, free of charge on its Web site, the Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after these documents are electronically filed with, or furnished to, the SEC. These documents are posted on the Web site at www.chemed.com. Select the “SEC Filings” link.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC (without exhibits) will also be made available to stockholders without charge upon written request to Chemed Investor Relations, 255 East Fifth Street, Suite 2600, Cincinnati, Ohio 45202-4726.

DUPLICATE
ANNUAL REPORT AND PROXY STATEMENT

If you are a stockholder of record and share an address with another stockholder and have received only one copy of the Company’s 2011 Annual Report  or Proxy Statement, you may write or call the Company to request a separate copy of these materials at no cost to you.  In addition, if you are a stockholder of record and share an address with another stockholder and have received multiple copies of the Company’s 2011 Annual Report or Proxy Statement, you may write or call the Company to request delivery of a single copy of such materials in the future.  You may write to the Company at 255 East Fifth Street, Suite 2600, Cincinnati, Ohio 45202-4726, Attn: Investor Relations, or call 1-800-2CHEMED or 1-800-224-3633.

OTHER MATTERS

As of the date of this Proxy Statement, management has not been notified of any stockholder proposals intended to be raised at the Annual Meeting outside of the Company’s proxy solicitation process nor does it know of any other matters which will be presented for consideration at the Annual Meeting.  However, if any other stockholder proposals or other business should come before the Annual Meeting, the persons named in the enclosed proxy (or their substitutes) will have discretionary authority to take such action as is in accordance with their best judgment.

MISCELLANEOUS

The Company will pay all solicitation expenses in connection with this Proxy Statement and related Company proxy soliciting material, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the Company’s solicitation of proxies.  Proxies are being solicited through the mail. Certain executive officers and other employees of the Company, on behalf of the Company and without additional compensation, may also solicit proxies personally, by telephone, fax, email or other electronic means.

In addition, the Company has engaged Innisfree M&A Incorporated (“Innisfree”) to assist it in connection with soliciting proxies for a fee estimated not to exceed $10,000, plus reasonable out-of-pocket expenses.

The Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons and obtain their voting instructions.  The Company will reimburse such persons at approved rates for their expenses in connection with the foregoing activities.

Naomi C. Dallob Secretary
April 5, 2012

CHEMED
CHEMED CORPORATION

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/che
Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 20, 2012.

NOTICE TO PLAN PARTICIPANTS: You may vote your proxy until 11:59 p.m. Central Time on May 17, 2012.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 20, 2012.

NOTICE TO PLAN PARTICIPANTS: You may vote your proxy until 11:59 p.m. Central Time on May 17, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR all the Nominees Listed (Proposal 1) and FOR Proposals 2 and 3.

1. Election of directors:

01 Kevin J. McNamara
02 Joel F. Gemunder
03 Patrick P. Grace
04 Thomas C. Hutton
05 Walter L. Krebs
06 Andrea R. Lindell
07 Thomas P. Rice
08 Donald E. Saunders
09 George J. Walsh III
10 Frank E. Wood

☐ Vote FOR all nominees (except as marked)　☐ Vote WITHHELD from all nominees

INSTRUCTIONS: To withhold authority to vote for any individual Nominee(s) mark the "FOR ALL, WITH EXCEPTIONS" box and write the number of the excepted nominee(s) in the box provided to the right.

2. Ratification of Audit Committee's selection of PricewaterhouseCoopers LLP as independent accountants for 2012. ☐ For ☐ Against ☐ Abstain

3. Advisory vote to approve executive compensation. ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.